Exhibit 2.1

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCOSED.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of February 6, 2020 (the “Effective Date”), by and between Assertio Therapeutics, Inc., a Delaware corporation (“Seller”) and Collegium Pharmaceutical, Inc., a Virginia corporation (“Purchaser”).

RECITALS:

WHEREAS, Seller, directly and indirectly through certain of its Affiliates, is in the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, products (including pharmaceutical drugs) for use by professional health care providers;

WHEREAS, Seller has an exclusive royalty bearing license to commercialize the products set forth on Section 1(a) of the Disclosure Schedules (the “Products”) in the United States, a non-exclusive royalty bearing license to manufacture the Products for commercialization in the United States and a non-exclusive royalty bearing license to conduct certain activities necessary to obtain, and to seek to obtain, regulatory approval of the Products in the United States pursuant to that certain License Agreement (U.S.), effective as of January 13, 2015, by and among Grünenthal GmbH (“Grünenthal”), Janssen Research & Development, LLC (“Janssen”) and Seller (the “License”);

WHEREAS, Seller and Purchaser are parties to that certain Commercialization Agreement, by and among Seller, Purchaser and Collegium NF, LLC, dated as of December 4, 2017, as amended (the “Commercialization Agreement”), pursuant to which, among other things, Seller granted to Purchaser certain commercialization rights with respect to the Products and Purchaser acquired from Seller certain assets and assumed certain liabilities with respect to the Products;

WHEREAS, Purchaser and Seller now desire to terminate the Commercialization Agreement in accordance with the terms set forth herein and Seller desires to sell (or to cause to be sold), and Purchaser desires to purchase, certain rights and assets related to the Products, including Seller’s rights under the License, and Purchaser is willing to assume certain duties, liabilities and obligations related to the Products, including certain duties, liabilities and obligations under the License, in each case, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Confidential Information indicated by [***] has been omitted from this filing.

Article I
DEFINITIONS AND TERMS

Section 1.01           Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Payable” shall mean all invoices, bills, accounts payable or other trade payables due and owed to any third party arising out of or in connection with the Products by Seller and the Divesting Entities and any of their respective Affiliates at or prior to the Cutoff Time.

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed to Seller and its Affiliates, including amounts owed by Purchaser or any of its Affiliates arising or held in connection with the sale of the Products at or prior to the Cutoff Time.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” shall mean this Asset Purchase Agreement, including all Disclosure Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“API” shall mean the active pharmaceutical ingredient of the Products.

“Business” shall mean the business, activities and operations of Seller and the Divesting Entities solely with respect to the Products, as conducted by Seller and the Divesting Entities since January 9, 2018. For the avoidance of doubt, “Business” shall not include any activities and operations with respect to the Business conducted exclusively by Purchaser pursuant to the Commercialization Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

“Closing” shall mean the consummation of the Transactions pursuant to the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Commercialization Agreement Assumed Liabilities” means the Assumed Liabilities (as defined in the Commercialization Agreement).

“Commercialization Agreement Retained Liabilities” means the Retained Liabilities as defined in Section 1.174 of the Commercialization Agreement, but excluding Sections 1.174(a) (Retained Post-Marketing Commitments) and 1.174(b) (ANDA Litigation) of such definition for purposes hereunder.

Confidential Information indicated by [***] has been omitted from this filing.

“Competition Laws” shall mean Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, including the HSR Act.

“Confidential Information” shall mean all confidential or proprietary information in the possession of Seller or its Affiliates relating to Purchaser or its Affiliates, the Business, the Products, the Purchased Assets or the Assumed Liabilities, including (a) information and data relating to sales, advertising, manufacturing, packaging, distribution, detailing, marketing, strategic plans, costs, development, commercialization, technology or formulae, (b) without limiting the generality of the foregoing, copies of any Product Books and Records retained pursuant to Section 2.01(d) and (c) Know-How. “Confidential Information” shall not include any information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available not as a result of any breach of this Agreement by Seller or any of its Affiliates (or their Representatives) or (ii) becomes available on a non-confidential basis to Seller or its Affiliates from a Person (other than Seller or any of its Affiliates) that is not subject to any legally binding obligation to keep such information confidential.

“Contract” shall mean all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Control” shall mean ownership or possession (including through control of an Affiliate or through an agreement with an Affiliate or third party) of the right or ability to assign or to grant a license or sublicense of specified intellectual property rights (such as know-how) without violating the terms of any agreement or other arrangement with any third party.

“Cutoff Time” shall mean 12:01 a.m. on the Closing Date.

“DEA” shall mean the United States Drug Enforcement Agency.

“Deerfield Facility” means that certain Note Purchase Agreement (as amended), dated March 12, 2015, among Seller and Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., BioPharma Secured Investments III Holdings Cayman LP, Inteligo Bank Ltd. and Phemus Corporation (collectively, the Purchasers) and Deerfield Private Design Fund III, L.P., as collateral agent.

“Divesting Entities” shall mean, collectively, all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.

“Environmental Laws” shall mean all Laws related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of any contaminant or pollutant, toxic, radioactive or hazardous waste, chemical, substance, material or constituent.

Confidential Information indicated by [***] has been omitted from this filing.

“Estimated Purchase Price” shall mean (a) the Base Purchase Price plus (b) the Estimated Inventories Value, and minus (c) the Estimated Commercialization Agreement Payment Value.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency having substantially the same functions.

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“Food and Drugs Act” shall mean Federal Food, Drug and Cosmetic Act of 1938.

“Fundamental Representations” shall mean the representations and warranties (a) of Seller contained in Section 4.01 (Organization), Section 4.02 (Authority; Binding Effect), Section 4.03 (Non-Contravention) (solely with respect to clause (a) thereof), Section 4.10 (Purchased Assets; Sufficiency of Assets) and Section 4.13 (Brokers) and (b) of Purchaser contained in Section 5.01 (Organization), Section 5.02 (Authority; Binding Effect), Section 5.03 (Non-Contravention) (solely with respect to clause (a) thereof) and Section 5.08 (Brokers).

“GAAP” shall mean accounting principles and practices generally accepted in the United States of America, as in effect on the Effective Date.

“Governmental Authority” shall mean any supranational, national, federal, provincial, state or local judicial (including any arbitration panel), legislative, executive or regulatory authority, agency, commission, body or instrumentality, including the FDA, DEA and any comparable agency in any jurisdiction other than the United States, or quasi-governmental, self-regulatory organization, commission, body, authority or agency.

“Governmental Authorizations” shall mean all licenses, permits, clearances, variances, exemptions, Governmental Orders, registrations, certificates and other authorizations, consents and approvals owned or controlled by Seller and the Divesting Entities relating to the Products.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, consent decree, decision, ruling, subpoena, verdict, injunction, stipulation, determination, agreement or award entered, issued, made or rendered by or with any Governmental Authority, which for the avoidance of doubt excludes any regulations or rule-making.

Confidential Information indicated by [***] has been omitted from this filing.

“Health Laws” shall mean any Law the stated purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the quality, identity, strength, purity, safety, efficacy, testing, sale or distribution, sale, import or export, good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, safety surveillance, including the relevant provisions of the CDAPCA, CSA, PPACA, Food and Drugs Act, and applicable regulations promulgated thereunder by the FDA, DEA or other applicable Governmental Authority.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IND” shall mean an Investigational New Drug Application as defined by the FDA.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts of profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Infringement” shall mean direct or indirect infringement, misappropriation or other unauthorized use (including unfair trade practice or unfair competition under applicable Law) by any Person.

“Inventories” shall mean the active pharmaceutical ingredient, work-in-process, components, packaging, and finished goods inventory of the Products for sale or non-commercial use (e.g., validation) in the United States owned or held for use by Seller or any of its Affiliates and as of the Cutoff Time, as described in general terms on Section 1.01(b) of the Disclosure Schedules.

“IP Rights” shall mean all (a) utility and design patents, design registrations, industrial designs, utility models, invention disclosures, certificates of invention and statutory invention registrations, including any and all applications and registrations, provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Laws with respect thereto (collectively, “Patents”); (b) Trademarks; (c) copyrights, all applications, registrations and renewals therefor, and all code, technical or nontechnical documentation, schematics, drawings, hardware designs, diagrams, or implementations, as well as any original works of authorship, including any modifications, additions, or derivative works from an existing work (collectively, “Copyrights”); and (d) trade secrets, information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, discoveries, formulae, compositions, expertise, experimental (whether clinical or not) data and other results of trials, studies or investigations, and processes, whether patented or unpatented, whether copyrighted or copyrightable, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications, and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of the Products, or the manufacturing, marketing or sale of the Products (collectively, “Know-How”).

Confidential Information indicated by [***] has been omitted from this filing.

“Knowledge of Seller” shall mean the actual knowledge of any of the individuals listed on Section 1.01(c) of the Disclosure Schedules, in each case, after due inquiry of such named individual’s files and records and of those employees of Seller who are such named individuals’ direct reports.

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Legal Proceeding” shall mean any claim, action, suit, case, litigation, proceeding, investigation, charge, criminal prosecution, judicial, governmental or regulatory investigation, or arbitration, mediation or alternative dispute resolution proceeding.

“Liabilities” shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Seller Know-How” shall mean, collectively, all Know-How that is owned or Controlled by Seller, its Affiliates or a Divesting Entity and that is related to the Business, Products, the Purchased Assets or the Assumed Liabilities or otherwise used or held for use in the conduct of the Business (including the manufacture of the Products).

“Lien” shall mean, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, restriction, title retention clause, encumbrance, license or other similar claim of any kind, character or description, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.

“Losses” shall mean any losses, liabilities, claims, damages, deficiencies, costs, expenses, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (including any reasonable attorneys’ fees associated therewith).

Confidential Information indicated by [***] has been omitted from this filing.

“Material Adverse Effect” shall mean, with respect to Seller, any Divesting Entity or any of their respective Affiliates, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the Purchased Assets, or (b) the ability of Seller and the other Divesting Entities to timely consummate the Transactions, provided that no changes, effects, events, circumstances, occurrences or states of facts that arise out of or relate to any of the following circumstances shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) the general business, economic, social, political or legal conditions or the securities, syndicated loan, credit or financial markets; (ii) changes or proposed changes in GAAP (or any applicable accounting standards in any jurisdiction outside the United States) or the enforcement thereof, in each case, after the date hereof; (iii) changes or proposed changes to Law, that generally affect or may affect the industries in which Seller or its Affiliates operate, or any change in governmental or private third party payor reimbursement rules or policies, in each case, after the date hereof; (iv) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (v) earthquakes, hurricanes or other natural disasters; (vi) failure to meet projections, estimates, plans or forecasts (it being understood that the facts or occurrences giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent such facts or occurrences are not otherwise set forth in clauses (i) through (xii)); (vii) the negotiation, execution, announcement or pendency of the Transactions or the performance of and compliance with the terms of this Agreement; (viii) changes with respect to, including in the number of, competing products in the market(s) in which the Products are sold; (ix) any labor strikes, labor stoppages or loss of employees; (x) currency fluctuations; (xi) actions or omissions of Purchaser or any of its Affiliates or actions or omissions of Seller or any of its Affiliates and consented to or directed by Purchaser or any of its Affiliates; or (xii) any matter disclosed in the Disclosure Schedules to this Agreement; except in the cases of clauses (i), (ii) and (iii) above, to the extent such change, effect, event, circumstance, occurrence or state of facts has a disproportionate adverse effect on the Business relative to other participants carrying on a similar business in the industry in which the Business operates.

[***]

“NDA” shall mean a New Drug Application as defined by the FDA.

[***]

“Outside Date” shall mean March 13, 2020.

“Party” shall mean Seller or Purchaser individually, as the context so requires, and the term “Parties” shall mean, collectively, Seller and Purchaser.

Confidential Information indicated by [***] has been omitted from this filing.

“Permitted Liens” shall mean (a) all Liens set forth on Section 1.01(d) of the Disclosure Schedules; (b) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (c) Liens, other than Liens securing indebtedness for borrowed money, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (d) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith through proper proceedings, in each case, with sufficient reserves maintained in accordance with GAAP; (e) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent; and (f) Liens in favor of Purchaser arising under the Commercialization Agreement.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division, unincorporated organization, or an operating group of any of the foregoing or any other entity or organization, whether governmental or otherwise.

“Plan” shall mean any “pension plans” (as defined under Section 3(2) of ERISA), “welfare plans” (as defined under Section 3(1) of ERISA) or any other employee benefit plan, program or arrangement that is currently or has previously been sponsored, maintained or contributed to by Seller or its ERISA Affiliates.

“PPACA” shall mean the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care Education and Reconciliation Act of 2010.

“Purchaser FDA Transfer Letters” shall mean the letters from Purchaser to the FDA, duly executed by Purchaser, notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchaser.

“Regulatory Information” shall mean (a) all correspondence and submissions between Seller or any of the Divesting Entities and any United States Governmental Authority, including the FDA and the DEA, with respect to the Transferred Governmental Authorizations, including any reports, filings, or notices submitted to any Governmental Authority to support, maintain or obtain such Transferred Governmental Authorizations; and (b) records and data from all clinical and pre-clinical studies and trials conducted or being conducted by or on behalf of Seller or any of the Divesting Entities, which concern the Products and are (i) described in the Governmental Authorizations, (ii) the subject of a post-marketing requirement as imposed by the FDA or the subject of a post-marketing commitment to the FDA, or (iii) listed on Section 1.01(e) of the Disclosure Schedules; in each case of (a) and (b) to the extent not already in the possession or control of Purchaser. For the avoidance of doubt, Regulatory Information shall include a complete copy of the Product NDAs.

“Representatives” shall mean, with respect to either Party, such Party’s Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and other agents.

Confidential Information indicated by [***] has been omitted from this filing.

“Seller Debt Documents” shall mean (i) the Deerfield Facility and (ii) the indentures and other instruments governing the terms of Seller’s outstanding 2.50% Convertible Senior Notes Due 2021 and Seller’s 5.00% Convertible Senior Notes Due 2024.

“Seller FDA Transfer Letters” shall mean the letters from Seller to the FDA, duly executed by Seller (and any Affiliate of Seller, as applicable), notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchaser.

“Seller Names” shall mean the names and logos of Seller, the Divesting Entities and all of its and their Affiliates.

“Seller SEC Reports” means all current and periodic reports filed by Seller under the Securities Exchange Act of 1934 from January 1, 2019 through the date of this Agreement.

“Services Agreement” shall mean the Services Agreement between Purchaser and Seller, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Subject Condition” shall mean the condition to Purchaser’s obligation to consummate the Transactions set forth in Section 7.01(a) (solely with respect to any failure of the representations and warranties of Seller set forth in the last sentence of Section 4.02(a) to be true and correct as of the date hereof or as of the Closing Date).

“Tax” or “Taxes” shall mean all taxes, including income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes, imposed by any Taxing Authority (including any interest, penalties or additional tax attributable thereto).

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.

“Trademarks” shall mean, collectively, trademarks, service marks, trade names, slogans, logos, other distinctive brand features, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, (d) rights and privileges arising under applicable Law with respect to any of the foregoing and (e) all rights corresponding thereto.

“Transaction Documents” shall mean this Agreement and the certificates and other documents and agreements entered into or delivered pursuant hereto, including the Services Agreement.

Confidential Information indicated by [***] has been omitted from this filing.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred IP Rights” shall mean (i) the Transferred Trademark Rights and (ii) solely for purposes of Section 4.09, the IP Rights licensed or granted under the License.

“Transferred Trademark Rights” shall mean the Trademarks set forth on Section 1.01(f) of the Disclosure Schedules.

“UPC” shall mean Universal Product Code.

Section 1.02           Other Definitional Provisions.

(a)           The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The terms “U.S. Dollars” and “$” shall mean lawful currency of the United States of America.

(d)           The terms “include,” “includes” and “including” shall mean “including, without limitation.”

(e)           When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

(f)            Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)           The term “United States” shall refer to the United States of America and its territories, including Puerto Rico.

(h)           Any Law defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

Confidential Information indicated by [***] has been omitted from this filing.

Article II
PURCHASE AND SALE

Section 2.01           Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller’s and the Divesting Entities’ rights, titles and interests in, to or under the properties, rights, interests and assets set forth below (collectively, the “Purchased Assets”):

(a)           the Inventories;

(b)           the Transferred IP Rights;

(c)           the Governmental Authorizations set forth on Section 2.01(c) of the Disclosure Schedules (collectively, the “Transferred Governmental Authorizations”);

(d)          the equipment and materials set forth on Section 2.01(d) of the Disclosure Schedules;

(e)           subject to Section 6.07 and Section 6.08 (and other than the items set forth in Section 2.02(f)), the following current and historical records and files (whether in hard copy format, electronic format or otherwise) primarily relating to the Products, the Purchased Assets, or the Assumed Liabilities, and in the possession of Seller or any of its Affiliates (but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Product or the Purchased Assets) and solely to the extent relating to the Business (including, if applicable, supporting Governmental Authorizations in the United States): (i) development, quality control, quality assurance, regulatory, and pharmacovigilance records, and (ii) other business records and information relating exclusively to the Purchased Assets (the foregoing records and documents, in each case to the extent not already in the possession or control of Purchaser, being referred to herein collectively as the “Product Books and Records”); provided, however, that Seller may retain copies of the Product Books and Records (x) to the extent necessary to demonstrate compliance with applicable Law or pursuant to internal compliance or document retention procedures in the ordinary course of business consistent in all material respects with past practice or (y) to the extent related to any Excluded Assets or Retained Liabilities;

(f)            the Regulatory Information; provided, however, that Seller may retain copies of the Regulatory Information (i) to the extent necessary to demonstrate compliance with applicable Law or pursuant to internal compliance or document retention procedures in the ordinary course of business consistent in all material respects with past practice or (ii) to the extent related to any Excluded Assets or Retained Liabilities;

Confidential Information indicated by [***] has been omitted from this filing.

(g)           each Contract set forth on Section 2.01(g) of the Disclosure Schedules (collectively, the “Transferred Contracts”);

(h)           all goodwill associated with the Transferred Trademark Rights;

(i)            other than any Excluded Assets set forth in Section 2.02(n), all guarantees, indemnities, claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other similar rights against any third party, to the extent relating to any Assumed Liabilities or arising from the use, ownership, possession, operation, management, business integration, sale or lease of the Purchased Assets, including with respect to past, present and future Infringement or misappropriation of any Transferred IP Rights, in each case, whether before, at or after the Cutoff Time; and

(j)             any refunds related to the prepaid 2020 Prescription Drug User Fee Amendments (PDUFA) fees, to the extent actually paid to Seller.

Section 2.02           Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any of the following assets (collectively, the “Excluded Assets”):

(a)           any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(b)           any Accounts Receivable;

(c)           any Contracts of Seller or the Divesting Entities (including all Contracts and arrangements with third party suppliers for the supply of materials, components, processing supplies and packaging obtained for use in the manufacture of the Products), or rights therein or thereunder, other than the Transferred Contracts;

(d)           any Governmental Authorizations, other than the Transferred Governmental Authorizations;

(e)           any deposits or advance payments with respect to Taxes; any claims, rights and interest in and to any refund or credit of Taxes (x) relating to the Purchased Assets or operation of the Business in each case, relating to taxable periods (or portion thereof) ending on or prior to the Closing Date or (y) of Seller and the Divesting Entities for any period;

(f)            (i) the corporate books and records of Seller and its Affiliates that are not Product Books and Records, (ii) all personnel records, (iii) any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege, (iv) Tax Returns, Tax information, and Tax records related to Seller or its Affiliates, and (v) any documents (other than any non-disclosure or confidentiality agreements that constitute Transferred Contracts) that were received from third parties in connection with their proposed acquisition of the Purchased Assets or the Products or that were prepared by Seller or any of its Affiliates in connection therewith;

Confidential Information indicated by [***] has been omitted from this filing.

(g)           any current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(h)           any intellectual property or similar rights of Seller or its Affiliates, including Trademarks, domain names, telephone numbers, UPCs or similar rights or properties, other than the Transferred IP Rights;

(i)             subject to the terms of any other written agreement between Purchaser and Seller (or any of their respective Affiliates), any intellectual property or similar rights used to manufacture the API, in each case, other than the Transferred IP Rights;

(j)             any real estate owned or leased by Seller or any of its Affiliates;

(k)           any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Retained Liability;

(l)             all Plans and all employees of Seller, any Divesting Entity or any of their Affiliates;

(m)                that certain Bill of Sale dated November 29, 2019 by and between Patheon Pharmaceuticals Inc. and Seller;

(n)           that certain Non-Exclusive License Agreement dated August 24, 2012 by and between Seller and Janssen Pharmaceuticals, Inc;

(o)           any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets; and

(p)           all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent related to any Retained Liabilities or Excluded Assets, including rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of any IP Rights that are not (i) Transferred IP Rights or (ii) IP Rights licensed or granted under the License, including those claims set forth on Section 2.02(p) of the Disclosure Schedules.

Section 2.03           Assumption of Certain Obligations. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and to timely satisfy and discharge the (x) Commercialization Agreement Assumed Liabilities and (y) the following Liabilities of Seller and its Affiliates to the extent relating to the Purchased Assets or the Business, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”), in each case except to the extent Seller or its Affiliates indemnify Purchaser and its Affiliates under provisions of the Commercialization Agreement that survive termination pursuant to Section 10.05 hereof:

Confidential Information indicated by [***] has been omitted from this filing.

(a)           subject to Section 2.03(b), all Liabilities arising solely out of or relating to Legal Proceedings commenced after the Closing, irrespective of the legal theory asserted, solely to the extent arising from the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Products or the use of the Purchased Assets, in each case, after the Cutoff Time;

(b)           all Liabilities arising solely out of or relating to products liability claims relating to the Products, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products, solely to the extent arising from the sale or use of the Products after the Cutoff Time;

(c)           all Liabilities to third-party customers, third-party suppliers or other third parties, solely to the extent relating to the Products or the Purchased Assets and ordered in the ordinary course of business (or at the express request of Purchaser) after the Cutoff Time;

(d)           all Liabilities arising out of or relating to any Transferred Contract after the Cutoff Time, to the extent relating to the period of time after the Cutoff Time (provided that, notwithstanding the foregoing to the contrary, for Transferred Contracts set forth on Section 2.03(d) of the Disclosure Schedules, the Assumed Liabilities include all Liabilities irrespective of when such Liabilities arose or relate);

(e)           all other Liabilities (excluding Liabilities related to Taxes described in Section 2.04(d) or apportioned to Seller or the Divesting Entity pursuant to Section 2.10) arising out of or relating to the Products, the Business, or the Purchased Assets, including the use, ownership, possession, operation, management, business integration, sale or lease of the Purchased Assets, operation of the Business, and the sale of any of the Products by Purchaser or its Affiliates, after the Cutoff Time;

(f)            All Liabilities arising out of acts or omissions of Purchaser in respect of Purchaser’s obligations under the Commercialization Agreement to act as an agent for regulatory activities relating to the Product or with respect to the Governmental Authorizations or pharmacovigilance relating to the Products, in each case, after January 9, 2018;

(g)           all Taxes apportioned to Purchaser pursuant to Section 2.10;

(h)           all obligations under applicable Law relating to the performance of, and all Liabilities arising out of or relating to any post-marketing commitments, including any post-marketing studies, pediatric study requirements (including PREA and PWR), and clinical development costs, arising out of or relating to the Products or the Purchased Assets, in each case, after the Cutoff Time; and

(i)             all Liabilities arising out of or relating to the return of the Products sold by Purchaser after the Cutoff Time.

Confidential Information indicated by [***] has been omitted from this filing.

References to the assumption of Assumed Liabilities arising after the Closing Date shall not imply that Seller actually has any such Liabilities arising from its ownership of the Purchased Assets prior to the Closing Date, nor shall anything in this Section 2.03 limit or modify the obligations of Purchaser under the Commercialization Agreement with respect to the Commercialization Agreement Assumed Liabilities for the period beginning on January 9, 2018 and ending at the Cutoff Time.

Section 2.04           Retained Liabilities. Seller and its Affiliates shall retain responsibility for (x) the Commercialization Agreement Retained Liabilities and (y) the following Liabilities, to the extent relating to the Business (collectively, the “Retained Liabilities”), in each case except to the extent Purchaser or its Affiliates indemnify Seller and its Affiliates under provisions of the Commercialization Agreement that survive termination pursuant to Section 10.05 hereof:

(a)           all Liabilities to the extent related to the Excluded Assets;

(b)           all Liabilities arising out of or relating to any Transferred Contract prior to the Cutoff Time, to the extent relating to the period of time prior to the Cutoff Time, except to the extent Purchaser is liable for such Liabilities under the Commercialization Agreement;

(c)           all Liabilities with respect to (i) any current or former employee or contractor of Seller or any Divesting Entity, or any of their Affiliates, provided such Liabilities relate to such current or former employee or contractor’s service with Seller or any Divesting Entity or (ii) any Plan;

(d)           all Liabilities (i) of Income Taxes of Seller or its Affiliates for any period(other than amounts payable pursuant to agreements that constitute Assumed Liabilities), (ii) any sales, use, value added or other similar Taxes that Seller was required to collect and remit to a Taxing Authority prior to the Cutoff Time, arising from Seller’s (or an Affiliate of Seller’s) use of the Purchased Assets or operation of the Business prior to the Cutoff Time, or (iii) for Taxes apportioned to Seller under Section 2.10;

(e)           all Liabilities related to any Accounts Payable except as expressly set forth in this Agreement or to the extent Purchaser is liable for such Liabilities under the Commercialization Agreement;

(f)            all Liabilities for any indebtedness of Seller or its Affiliates;

(g)           all intragroup Liabilities of Seller or any Divesting Entity to any of its Affiliates;

(h)           other than the Assumed Liabilities and the Commercialization Agreement Assumed Liabilities, all other Liabilities (excluding Liabilities relating to Taxes, which shall be governed by Section 2.04(d)) arising out of or relating to the Business or the Purchased Assets, to the extent such Liabilities relate to the period of time prior to the Cutoff Time; and

Confidential Information indicated by [***] has been omitted from this filing.

(i)             all Liabilities set forth on Section 2.04(i) of the Disclosure Schedule.

References to the retention of Retained Liabilities shall not imply that Seller actually has any such Liabilities arising from its ownership of the Purchased Assets prior to the Closing Date, nor shall anything in this Section 2.04 limit or modify the obligations of Seller under the Commercialization Agreement with respect to the Commercialization Agreement Retained Liabilities for the period beginning on January 9, 2018 and ending at the Cutoff Time.

Section 2.05           Purchase Price.

(a)           In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees (i) to pay to Seller, in accordance with this Article II, an aggregate amount equal to (x) $375,000,000 (the “Base Purchase Price”) plus (y) the Final Inventories Value minus (z) the Final Commercialization Agreement Payment Value (collectively, as finally determined pursuant to Section 2.07, the “Purchase Price”) and (ii) to assume, satisfy and discharge when due all Assumed Liabilities. The Purchase Price shall be allocated as described in Section 2.09.

(b)           At the Closing, Purchaser shall pay (or cause to be paid), in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchaser not less than two (2) Business Days prior to the Closing Date in cash in U.S. Dollars:

(i)             the amount specified in the Payoff Letter (the “Debt Payoff Amount”) to the applicable obligee(s) set forth therein; and

(ii)           an aggregate amount equal to (x) the Estimated Purchase Price minus (y) the Debt Payoff Amount, to Seller (or its designees)).

Section 2.06           Purchase Price Adjustments. For purposes of determining the amount of the Purchase Price under this Article II:

(a)           The “Final Inventories Value” shall mean the aggregate value of the Inventories as of the Cutoff Time, as finally determined in accordance with Section 2.07, valuing such Inventories for purposes of this definition at Seller’s actual cost.

(b)           The “Final Commercialization Agreement Payment Value” shall mean the total amounts paid by Purchaser to Seller pursuant to Article 7 of the Commercialization Agreement solely with respect to swept deposits from gross sales of Payment-Bearing Products (as determined under the Commercialization Agreement) (the “Commercialization Agreement Payments”) during the period commencing on January 1, 2020 and ending at 12:01 a.m. (Eastern Time) on February 14, 2020 .

(c)           For the avoidance of doubt, this Article II shall not be interpreted so as to provide a double payment or double credit to Seller or Purchaser, as applicable, in respect of any item in the calculation of the Purchase Price or set forth in the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Retained Liabilities.

Confidential Information indicated by [***] has been omitted from this filing.

Section 2.07           Post-Closing Adjustment.

(a)           Purchaser shall propose any changes to the Estimated Commercialization Agreement Payment Value set forth in the Preliminary Commercialization Agreement Payment Schedule by delivering to Seller a final statement (the “Final Commercialization Agreement Payment Statement”) setting forth Purchaser’s proposed good faith calculations of the Final Commercialization Agreement Payment Value and describing such proposed changes within thirty (30) days following the Closing Date, in each case including the components thereof and determined in a manner consistent with the definitions thereof and together with reasonable supporting back-up documentation. Seller shall propose any changes to the Estimated Inventories Value set forth in the Preliminary Inventories Statement by delivering to Purchaser a final statement (the “Final Inventories Statement”) setting forth Seller’s proposed good faith calculations of the Final Inventories Value and describing such proposed changes within ten (10) days following the receipt of the Final Commercialization Agreement Payment Statement (the “Adjustment Deadline”), in each case including the components thereof and determined in a manner consistent with the definitions thereof and together with reasonable supporting back-up documentation. The Final Inventories Statement shall set forth Seller’s proposed good faith calculations of the Purchase Price, based on the Final Inventories Value set forth in the Final Inventories Statement and the Final Commercialization Agreement Payment Value set forth in the Final Commercialization Agreement Payment Statement. The Final Inventories Statement shall also set forth Seller’s proposed calculation of the amount by which the Purchase Price exceeds, or is less than, the Estimated Purchase Price (such amount, as finally determined in accordance with this Section 2.07, the “Final Adjustment Amount”).

(b)           The Parties shall be entitled to dispute the proposed adjustments to the Estimated Inventories Value and the Estimated Commercialization Agreement Payment Value, and the calculation of the Final Adjustment Amount, in each case, as set forth in the Final Inventories Statement if either Party delivers a written notice of such dispute (the “Dispute Notice”) to the other Party within thirty (30) days after Purchaser’s timely receipt of the Final Inventories Statement. The Dispute Notice shall describe the nature of any disagreement in reasonable detail and identify the specific line items involved and the dollar amount of each such disagreement. If either Party does not deliver a Dispute Notice within the time period specified in this Section 2.07(b), the Parties shall be deemed to have accepted and agreed with the Final Inventories Statement, Seller’s calculation of the Final Adjustment Amount and the Purchase Price shall be final, binding and conclusive on the Parties and the payment provided for in Section 2.08 shall be based on such amount. For the avoidance of doubt, any items on the Final Inventories Statement as to which either Party has not provided a reasonably detailed objection and provided an alternative calculation in the Dispute Notice delivered within the time period specified in this Section 2.07(b) shall be final, binding and conclusive on the Parties.

(c)           If a Dispute Notice is delivered within the time period specified in Section 2.07(b), Purchaser and Seller shall attempt in good faith to resolve any disputes set forth in the Dispute Notice during the thirty (30) day period commencing on the date of receipt of such Dispute Notice (or such longer period as may be agreed between the Parties) (the “Negotiation Period”).

Confidential Information indicated by [***] has been omitted from this filing.

(d)           If Purchaser and Seller agree in writing prior to the expiration of the Negotiation Period on the calculation of the Final Inventories Value, the Final Commercialization Agreement Payment Value (or one or more components thereof), and the resulting Final Adjustment Amount (whether such amount is the same as or different from the amount calculated based upon the Final Inventories Statement), the payment provided for in Section 2.08 shall be based upon such agreed upon amount.

(e)           If Purchaser and Seller do not agree in writing prior to the expiration of the Negotiation Period on the Final Adjustment Amount, then Purchaser and Seller shall engage, and the remaining items in dispute that remain unresolved following the Negotiation Period (but no other matters) (the “Disputed Items”) shall be submitted immediately to, a nationally recognized independent accounting firm to be mutually agreed upon by Seller and Purchaser (the “Independent Accountant”), acting as an expert and not as an arbitrator. The Independent Accountant shall consider only the Disputed Items. The Independent Accountant shall make a final determination as to each such Disputed Item, and the resulting amount of the Purchase Price and the Final Adjustment Amount in accordance with the guidelines and procedures set forth in this Agreement. The determination of value made by the Independent Accountant with respect to the applicable Disputed Items submitted to the Independent Accountant (i) shall not be greater than the greatest value for such items claimed by Purchaser or Seller or less than the smallest value for such items claimed by Purchaser or Seller in the Final Inventories Statement or the Dispute Notice, as applicable and (ii) shall be based solely upon the written submissions of Purchaser and Seller and the terms of this Agreement, including the definitions set forth herein (and not upon an independent review). The determination of the Disputed Items submitted to the Independent Accountant, and the calculation of the Final Inventories Value and Final Commercialization Agreement Payment Value based on such determination and, if applicable, any amounts finally agreed upon between the Parties pursuant to Section 2.07(b) and Section 2.07(d), together with a calculation of the Purchase Price and the Final Adjustment Amount that results from such determination, shall become final and binding on the Parties on the date the Independent Accountant delivers its final resolution to the Parties of the Disputed Items submitted to the Independent Accountant, absent fraud or manifest error. The terms of appointment and engagement of the Independent Accountant shall be as agreed upon between Purchaser and Seller, and any associated engagement fees shall be borne based on the inverse of the percentage that the Independent Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time it renders its determination on the merits of the matters in dispute. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller, then 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

Confidential Information indicated by [***] has been omitted from this filing.

Section 2.08           Payment of Final Adjustment Amount. No later than five (5) Business Days after the Purchase Price and Final Adjustment Amount is finally determined in accordance with Section 2.07:

(a)           If the Purchase Price as finally determined pursuant to Section 2.07 exceeds the Estimated Purchase Price, then Purchaser shall pay (or cause an Affiliate to pay) to Seller an aggregate amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to such account or accounts as designated in writing by Seller.

(b)           If the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.07, then Seller shall pay (or cause an Affiliate to pay) to Purchaser an aggregate amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to such account or accounts as designated in writing by Purchaser.

(c)           If the Purchase Price as finally determined pursuant to Section 2.07 equals the Estimated Purchase Price, then no Final Adjustment Amount will be paid to either Party.

Section 2.09           Allocation of Purchase Price For Tax Purposes. Purchaser and Seller will allocate the Purchase Price (including Assumed Liabilities treated as purchase price for Tax purposes) among the Purchased Assets pursuant to this Section 2.09. Seller shall prepare and deliver a draft allocation of the Purchase Price (including the Assumed Liabilities) for Tax purposes among the Purchased Assets (the “Allocation”) to Purchaser within thirty (30) days following the date hereof. The Allocation will reflect a percentage of the Purchase Price (including Assumed Liabilities) that is to be allocated to each Purchased Asset, other than Inventory, in accordance with section 1060 of the Code. Inventory shall be valued as set forth in 2.07(a). The amount of the Purchase Price (including Assumed Liabilities) as finally determined pursuant to Section 2.07, less the Final Inventory Value, shall be allocated among the other assets in the percentage set forth on the Allocation. The Parties shall promptly provide each other with any reasonably requested information for purposes of preparing or reviewing the Allocation. Purchaser shall be deemed to agree with such draft Allocation unless Purchaser delivers a written dispute notice to Seller within thirty (30) days from the receipt thereof (setting forth in reasonable detail the reason for any objections and any proposed adjustments to the Allocation). Seller and Purchaser shall, in good faith, cooperate to timely resolve any such dispute. If Seller and Purchaser are unable to resolve any such dispute within forty five (45) days, the Parties shall refer such dispute to the Independent Accountant for resolution and the decision of the Independent Accountant shall be binding on the Parties. In such event, the Parties shall each use reasonable best efforts to cause the Independent Accountant to resolve such dispute within forty five (45) days of the date such dispute is referred to the Independent Accountant. The Independent Accountant shall not take any position that it does not believe is not more likely than not to be sustained if challenged by a Taxing Authority. Any amendments to the Allocation will be completed in a manner consistent with the preceding sentences of this Section 2.09. The Parties covenant and agree (a) to report for Tax purposes, including on IRS form 8954, the allocation of the Purchase Price (including the Assumed Liabilities) among the Purchased Assets in a manner entirely consistent with the Allocation, as it may be amended upon any adjustment to the calculation of the Purchase Price (including the Assumed Liabilities), (b) that the Parties will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to the Allocation and will take no position inconsistent with the Allocation in the filing of any Tax Return, except upon a final determination within the meaning of Section 1313(a) of the Code by an applicable Taxing Authority and (c) that the Parties will use commercially reasonable efforts to advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

Confidential Information indicated by [***] has been omitted from this filing.

Section 2.10           Transfer Taxes; Proration of Prepaid Expenses.

(a)           All Transfer Taxes payable in connection with the transfer of the Purchased Assets to Purchaser under this Agreement and the Transactions shall be borne and paid by Purchaser. Such Transfer Taxes shall be paid when due in compliance with applicable Transfer Tax laws by Purchaser.

(b)           For all purposes under this Agreement, Taxes (or any Tax refund or amount credited against any Tax) for any taxable period that includes but does not end as of the Cutoff Time (each, a “Straddle Period”), shall be allocated between the portion of the Straddle Period ending at the Cutoff Time (the “Pre-Closing Tax Period”) and the portion of the Straddle Period commencing after the Cutoff Time (the “Post-Closing Tax Period”) (i) in the case of property Taxes, similar ad valorem obligations and other Taxes (or Tax refund or amount credited against Tax) imposed on or calculated by reference to a periodic basis, multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period or the Post-Closing Tax Period, as applicable, and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes (including Taxes based on receipts or expenses), determined as though the taxable year terminated at the end of the day on the Closing Date. Sellers shall be liable for the amount of such Taxes that is apportioned to the Pre-Closing Tax Period, and Purchaser shall be liable for the amount of such Taxes that is apportioned to the Post-Closing Tax Period. Within a reasonable period, Seller, on the one hand, and Purchaser, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.10(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement.

(c)           The Party required by applicable Law to file each Tax Return required to be filed with respect to Transfer Taxes shall file such Tax Return, provided that if such Party fails to file such Tax Returns, the other Party shall have the right to prepare such Tax Returns. Purchaser and Seller shall cooperate in making and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax laws.

(d)           The credits, accrued rebates, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items including those set forth on Section 2.08(c) of the Disclosure Schedules, shall, to the extent allocable on a pre-Closing and post-Closing basis, be apportioned to Seller based upon the number of days occurring prior to (and including) the Closing Date and be apportioned to Purchaser following the Closing Date during the billing period for each such charge; provided that the foregoing shall not apply with respect to any Tax items or payments.

Confidential Information indicated by [***] has been omitted from this filing.

Section 2.11           Risk of Loss; Casualty. Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller. Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

Section 2.12           Certain Costs.

(a)           All out-of-pocket costs and fees payable to a Governmental Authority associated with transferring to Purchaser or one of its Affiliates the Transferred IP Rights and the Transferred Governmental Authorizations for the Products conveyed to Purchaser hereunder shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller such out-of-pocket costs and fees.

(b)           All out-of-pocket costs and expenses associated with removing and moving any Purchased Asset to a location designated by Purchaser shall be borne and paid by Purchaser when due and all Liabilities arising in connection therewith shall be borne by Purchaser; provided, however, that if any amount or Liability should be incurred by Seller in connection with such removing and moving, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s incurrence thereof, promptly pay Seller its reasonable, customary and documented out-of-pocket costs, expenses and Liabilities.

(c)           In addition to the expenses subject to reimbursement as set forth in Section 2.12(a) and Section 2.12(b), Purchaser shall reimburse Seller for the expenses set forth on Section 2.12(c) of the Disclosure Schedules. All undisputed amounts of such reimbursement shall be made within thirty (30) days of Seller’s presentation of documentation of the payment of such expenses.

Article III
CLOSING

Section 3.01           Closing.

(a)           The Closing shall take place no later than three (3) Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article VII (other than those conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to such satisfaction or waiver at the Closing) at the offices of Gibson, Dunn & Crutcher, LLP, 555 Mission Street, San Francisco, California (including any Persons connected by remote access to the Closing) or at such other time and place as the Parties may mutually agree in writing; provided, however, that in no event shall Purchaser be obligated to consummate the Closing unless and until (a) [***], or (b) Purchaser has provided two Business Days’ written notice to Seller specifying a Closing Date prior to the date specified in the preceding clause (a) (a “Closing Date Notice”), in which case, on such specified date (provided, that (i) any Closing Date Notice may be withdrawn and a new Closing Date Notice may be delivered with respect to a later Closing Date to occur prior to the date in clause (a) of this proviso on no less than two Business Days’ notice, and (ii) [***]. The date on which the Closing occurs is referred to as the “Closing Date”. The Closing shall be deemed to occur and be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

Confidential Information indicated by [***] has been omitted from this filing.

(b)           At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the instruments and documents set forth on Exhibit A.

(c)           At the Closing, Purchaser shall (i) make the payments specified in Section 2.05(b) in accordance with the terms thereof and (ii) deliver to Seller the instruments and documents set forth on Exhibit B.

Section 3.02           Pre-Closing Statements. At least three (3) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a statement (the “Preliminary Commercialization Agreement Payment Statement”) setting forth its good faith estimate of the Final Commercialization Agreement Payment Value (the “Estimated Commercialization Agreement Payment Value”). At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (a) a statement (the “Preliminary Inventories Statement”) setting forth Seller’s good faith statement of the Final Inventory Value (the “Estimated Inventories Value”); (b) a statement setting forth its good faith estimate, as of the Cutoff Time, of all Liabilities described in Section 2.03(c); and (c) a calculation of the Estimated Purchase Price using the Estimated Inventories Value and the Estimated Commercialization Agreement Payment Value. Nothing in this Section 3.02 or in any statement delivered pursuant to this Section 3.02 shall be deemed to limit the rights or obligations of the Parties under Section 2.01(h), Section 2.03(c)(i) or Section 6.01. Prior to the Closing, the Parties shall use commercially reasonable efforts to communicate regularly with each other regarding the completion of the conditions hereunder to the Closing. The obligations of Seller pursuant to this Section 3.02 to deliver a calculation of the Estimated Purchase Price within the specified time frames shall be subject to Seller receiving the Preliminary Commercialization Agreement Payment Statement, provided, that Seller shall deliver such calculation to Purchaser as soon as practicable thereafter, but prior to the Closing.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 4.01           Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Divesting Entity is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Seller and each Divesting Entity is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Confidential Information indicated by [***] has been omitted from this filing.

Section 4.02           Authority; Binding Effect.

(a)              Seller and each Divesting Entity has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as it is related to the Purchased Assets and the Business. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to carry out, or to cause to be carried out, the Transactions. The execution and delivery by Seller of this Agreement and each of the Transaction Documents, and the performance by Seller and each Divesting Entity of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Seller and such Divesting Entity and do not require any further board, stockholder or other corporate authorization or consent on the part of Seller, any Divesting Entity or any of their respective stockholders.

(b)           This Agreement and each of the Transaction Documents has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, each enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.03           Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Seller and the comparable organizational documents of any Divesting Entity; (b) subject to obtaining the consents referred to in Section 4.03(b) of the Disclosure Schedules, materially conflict with, violate, result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Divesting Entity under any Transferred Contract, Transferred Governmental Authorization or the Seller Debt Documents, or to a material loss of any benefit with respect to the Business to which Seller or any Divesting Entity is entitled under, any Transferred Contract, Transferred Governmental Authorization or the Seller Debt Documents, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, materially violate or result in a breach of, or constitute a default under any Law or other restriction of any Governmental Authority to which Seller or any Divesting Entity is subject, except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations or other inaccuracies that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or to the conduct of the Business, taken as a whole.

Section 4.04           Governmental Authorization. Except as set forth on Section 4.04 of the Disclosure Schedules or in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or to the conduct of the Business, taken as a whole.

Confidential Information indicated by [***] has been omitted from this filing.

Section 4.05           No Litigation.

(a)              Except as set forth on Section 4.05(a) of the Disclosure Schedules, no Legal Proceeding or Governmental Order that (i) is material to the Business, the Purchased Assets or the Assumed Liabilities, taken as a whole, or (ii) would enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets, or the performance by Seller or any of the Divesting Entities, as contemplated by this Agreement, or (iii) seeks to impose any material limitation on the ability of Seller or any of its Affiliates to operate the Business or would impose any material limitation on the ability of Purchaser to operate the Business, is pending or outstanding against or, to the Knowledge of Seller, threatened in writing against Seller or any Divesting Entity. This Section 4.05 does not relate to Legal Proceedings relating solely to Transferred IP Rights, which are the subject of Section 4.09.

(b)           Except as set forth in the Seller SEC Reports, from January 9, 2018, no Legal Proceeding related to product liability, product defect, fraud, misrepresentation, unjust enrichment, conspiracy or economic loss has been initiated against Seller or any of the Divesting Entities or their agents and, to the Knowledge of Seller, no such Legal Proceeding has been threatened in writing or filed against Seller or any of the Divesting Entities relating to any of the Products, the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.06           Compliance with Laws. Except as to matters set forth in Section 4.06 of the Disclosure Schedules:

(a)           Seller and each Divesting Entity is, and since January 9, 2018 has been, in compliance in all material respects with all Laws, including all Health Laws, applicable to the conduct of the Business.

(b)           Seller and each Divesting Entity possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not, individually or in the aggregate, be materially adverse to the operation of the Business, and all such Governmental Authorizations are valid and in full force and effect. Seller and the Divesting Entities, as applicable, have completed and filed all reports, documents, claims, permits and notices required by any Governmental Authority in order to maintain the Governmental Authorizations, except where failure to file such reports would not be materially adverse to the Business. To the Knowledge of Seller, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). To the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Governmental Authorization, except as has not been and would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

Confidential Information indicated by [***] has been omitted from this filing.

Section 4.07           Regulatory Matters.

(a)           Section 1.01(a) of the Disclosure Schedules sets forth, as of the Effective Date, a list of all NDAs and INDs relating to NUCYNTA.

(b)           With respect to the Business, neither Seller nor any of the Divesting Entities, nor, to the Knowledge of Seller, any officer or employee of Seller or any of the Divesting Entities, has made an untrue statement of a material fact or a fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09).

(c)           With respect to the Business, neither Seller nor any of the Divesting Entities, nor, to the Knowledge of Seller, their respective officers or employees, has been debarred, pursuant to Section 306 of the US Federal Food, Drug, and Cosmetic Act, or has been the subject of a conviction described in such section.

(d)           With the respect to the Business, neither Seller nor any of the Divesting Entities has received from the FDA or any other Governmental Authority a written notification alleging or asserting a failure to comply with applicable Health Laws.

(e)           All clinical trials and studies for the Products that have been or are being conducted by or on behalf of Seller or its Affiliates since January 9, 2018, were conducted, and are being conducted, in all material respects in accordance with all applicable Laws, including Health Laws. To the Knowledge of Seller, there is no Legal Proceeding pending or threatened by any Governmental Authority to suspend, investigate or terminate any ongoing clinical trials or studies for any Product.

Section 4.08           Contracts.

(a)              Seller has made available to Purchaser true and complete copies of all Transferred Contracts. The Transferred Contracts constitute all of the material Contracts owned or controlled by Seller and the Divesting Entities related to the Business, and neither Seller nor any Divesting Entity is party to any material Contract related to the Business that does not constitute a Transferred Contract. Except as disclosed on Section 4.08(a) of the Disclosure Schedules, (i) each Transferred Contract is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) neither Seller nor any Divesting Entity or, to the Knowledge of Seller, any other party thereto, is in material breach of or material default under, or has provided notice of its intent to terminate or, to the extent applicable, not renew, any Transferred Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder and (iii) no Transferred Contract limits or restricts the ability of any party thereto to conduct any particular line of business (other than restrictions set forth in the License) that would be binding on Purchaser following the Closing

Confidential Information indicated by [***] has been omitted from this filing.

(b)              A true, complete and correct list of the top ten (10) vendors (by amount actually paid or payable to such vendors) in respect of the Business, in each case, for the twelve (12)-month period ended December 31, 2019 (the “Top Vendors”) is set forth on Section 4.08(b) of the Disclosure Schedules.

(c)           Except as set forth on Section 4.08(c) of the Disclosure Schedules, each Transferred Contract is assignable or transferable to Purchaser without (i) the written consent of, or prior notice to, any other party thereto and (ii) the making of any payment or grant of any other consideration, rights or license to any other party thereto or Person.

(d)           As of the Effective Date, Grünenthal has consented, in writing, to the assignment of the License to Purchaser pursuant to the Consent Agreement and in accordance with the terms of the License and such consent has not been rescinded, revoked, modified or conditioned in any manner.

(e)           Except as set forth on Section 4.08(e) of the Disclosure Schedules, since August 1, 2019, Seller has received no written notice of any material adverse change in the price or availability of any material supplies or services provided under the Transferred Contracts that are used in the manufacture, distribution or sale of the Products as such activities are conducted by Seller as of the date of this Agreement.

Section 4.09           Intellectual Property.

(a)           Except as set forth on Section 4.09(a) of the Disclosure Schedules:

(i)             To the Knowledge of Seller, the Transferred IP Rights are enforceable, valid and subsisting and there is no objection or claim being asserted or threatened in writing by any Person challenging the scope, ownership, inventorship, validity or enforceability of any Transferred IP Rights; provided that the foregoing “Knowledge of Seller” qualifier shall not apply with respect to the Transferred Trademark Rights;

(ii)            on the Effective Date, one or more of Seller or the Divesting Entities is, and at the Closing, Seller or one or more of Seller or the Divesting Entities will be, (A) the sole and exclusive beneficial and, with respect to applications and registrations, record owner of, and hold good, saleable and sole title to the Transferred IP Rights other than the Transferred IP Rights that are licensed to Seller or one or more of the Divesting Entities, in which case, Seller or one or more of the Divesting Entities is the holder of an assignable valid right or license to such licensed Transferred IP Rights, and (B) the beneficial owner of the Licensed Seller Know-How (other than Licensed Seller Know-How that are licensed or granted to Seller under the License);

Confidential Information indicated by [***] has been omitted from this filing.

(iii)           other than pursuant to the Commercialization Agreement, no license of any kind relating to any Transferred IP Right has been granted by Seller or any Divesting Entity to any third parties (except for immaterial, non-exclusive licenses to use Transferred IP Rights to customers and suppliers in the ordinary course of business);

(iv)           the Transferred IP Rights are, to the Knowledge of Seller, free and clear of any Liens, other than Permitted Liens or pursuant to the License, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or the conduct of the Business; provided that the foregoing “Knowledge of Seller” qualifier shall not apply with respect to the Transferred Trademark Rights;

(v)           there are no Legal Proceedings or other claims pending or threatened by Seller or any of its Affiliates against any Person, and none of Seller or any of its Affiliates has provided notice of any Person’s Infringement of any Transferred IP Right or Licensed Seller Know-How, in each case, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or the operation of the Business;

(vi)           there are no Legal Proceedings or other claims pending, or to the Knowledge of Seller, threatened against Seller or any of its Affiliates by any Person, and none of Seller or, to the Knowledge of Seller, any of its Affiliates received written notice (including in the form of offers, invitations to obtain a license or cease-and-desist letters) from any Person that the conduct of the Business (including the use of Licensed Seller Know-How), including the marketing and sale of the Products in the United States, constitutes Infringement of any IP Right of such Person, in each case, except as would not, individually or in the aggregate, reasonably expected to be materially adverse to the Purchased Assets or to the operation of the Business;

(b)           Except as set forth on Section 4.09(b) of the Disclosure Schedules, the Transferred IP Rights constitute all of the IP Rights owned or licensed to or by Seller and its Affiliates at the Closing relating to the Products, except in respect of the manufacture and packaging of the Products. To the Knowledge of Seller, all assignments, declarations and powers of attorney (collectively, “Formalities”) with respect to the Transferred IP Rights have been properly obtained and recorded.

(c)           The License is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, Grünenthal, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and neither Seller nor any of the Divesting Entities nor, to the Knowledge of Seller, Grünenthal is in material breach thereof or in material default thereunder, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach thereof or material default thereunder.

Confidential Information indicated by [***] has been omitted from this filing.

(d)           Seller, and each Divesting Entity, has taken and currently takes commercially reasonable measures to protect the confidentiality of confidential information material to the conduct of the Business and owned, used or held for use in the conduct of the Business by Seller or any Divesting Entity, and to the Knowledge of Seller, there has not been any disclosure of any material trade secret or confidential information owned, used or held for use in the conduct of the Business to any Person in a manner that has resulted in the loss of such trade secret or other rights in and to such information.

(e)           To the Knowledge of Seller, the development, sale, distribution or other commercial exploitation (as currently marketed by Purchaser) of Products as of the date hereof do not infringe upon or misappropriate and have not infringed upon or misappropriated, any United States IP Rights of any Person; provided that the foregoing “Knowledge of Seller” qualifier shall not require due inquiry.

(f)            Section 4.09(f) of the Disclosure Schedules lists all of the U.S. Patents licensed from Grünenthal under the terms of the License that relate to the Products.

(g)           Other than pursuant to the Commercialization Agreement, or pursuant to the Transferred Contracts, Seller has not licensed or sublicensed IP Rights licensed to Seller under the License to any third party other than for immaterial, non-exclusive licenses incidental to development, manufacturing, sale, marketing or distribution of the Product.

(h)           Nucynta® ER constitutes a Grünenthal–ADF-Formulation (as defined in the License).

Section 4.10           Purchased Assets. Except as set forth on Section 4.10 of the Disclosure Schedule, Seller and Divesting Entities (a) own, lease or have the legal right to use all of the Purchased Assets, and (b) have good title to all the Purchased Assets (other than those Purchased Assets that are licensed) free and clear of all Liens, except for Permitted Liens. Other than the Divesting Entities, no Affiliate of Seller has any right, title or interest in, to or under the Purchased Assets. Following the Closing, neither Seller nor any of its Affiliates will own any right, title or interest in or to any of the Purchased Assets, except as otherwise expressly set forth in Section 6.10, Section 6.12, or Section 6.24. The Purchased Assets comprise all of the material rights, properties and assets owned, operated or controlled by Seller and the Divesting Entities related to the Business, and neither Seller nor any Divesting Entity owns, operates or controls any material rights, properties or assets related to the Business that do not constitute Purchased Assets. The material tangible assets included in the Purchased Assets are (i) maintained in accordance with normal industry practice and (ii) are in good operating condition and repair (subject to normal wear and tear). This Section 4.10 does not relate to intellectual property, which is the subject of Section 4.09.

Section 4.11           Inventories. The Inventories are of usable or saleable quality in the ordinary course of business consistent in all material respects with past practice and have the expiration dates set forth on the Preliminary Inventories Statement (except for such inaccuracies with respect to such expiration dates as would not be material). All of the Inventories are free of material defects (including defects in packaging, labelling and storage) and systematic or chronic problems and comply in all material respects with all applicable specifications and all applicable Laws, including all Health Laws and Environmental Laws. All Inventories that have been returned, have expired or have been deemed unusable or not fit for sale, have been or will be destroyed in accordance with the policies of Seller and applicable Law.

Confidential Information indicated by [***] has been omitted from this filing.

Section 4.12           Taxes. Except as set forth on Section 4.12 of the Disclosure Schedules: (a) all material Tax Returns required to be filed by Seller or its Affiliates with respect to the ownership or use of the Purchased Assets have been duly and timely filed; (b) all material Taxes due and payable by Seller or its Affiliates with respect to the ownership or use of the Purchased Assets have been timely paid; (c) none of the Purchased Assets is subject to any Liens as a result of a failure to pay any Tax (excluding, for clarity, any Permitted Liens); and (d) other than as relates to Income Taxes, Seller has not received written notice from a Taxing Authority relating to ongoing or pending Tax audits or administrative or similar proceedings with respect to any Tax Returns relating to the ownership or use of the Purchased Assets. Notwithstanding any provisions of this Agreement to the contrary, Section 4.05 and the foregoing provisions of this Section 4.12 constitute the sole representations and warranties of Seller and its Affiliates relating to Taxes.

Section 4.13           Brokers. Except for the Persons set forth in Section 4.13 of the Disclosure Schedules, whose fees with respect to the transactions contemplated by this Agreement will not be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.14           Opinion. Prior to the date hereof, Seller received the written opinion of Greenberg Traurig LLP that, subject to the assumptions, exceptions, limitations and qualifications set forth therein, the authorization of the Transaction by the stockholders of Seller is not required under Section 271 of the DGCL.

Section 4.15           Exclusivity of Representations and Warranties. Neither Seller nor any of the Divesting Entities, or any of their Affiliates or Representatives are making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Business or the Purchased Assets (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except as otherwise expressly set forth in this Article IV or in the certificate delivered to Purchaser pursuant to Section 7.01(c), and Seller hereby disclaims any such other representations or warranties.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 5.01           Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia. Purchaser is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Confidential Information indicated by [***] has been omitted from this filing.

Section 5.02           Authority; Binding Effect.

(a)            Purchaser has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement, and to carry out or cause to be carried out, the Transactions. The execution and delivery by Purchaser of this Agreement and each of the Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Purchaser. No approval of Purchaser’s equity interest holders is necessary for Purchaser to execute and deliver this Agreement or any related agreements or perform the Transactions and do not require any further board, stockholder or other authorization or consent on the part of Purchaser or any of its stockholders.

(b)           This Agreement and each of the Transaction Documents has been duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.03           Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (b) materially conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, materially violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.04           Governmental Authorization. Except as set forth on Section 5.04 of the Disclosure Schedules and in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Confidential Information indicated by [***] has been omitted from this filing.

Section 5.05          [***]; S-3 Eligibility.

[***]

Confidential Information indicated by [***] has been omitted from this filing.

[***]

(c)              As of the Effective Date, Purchaser is eligible to file a registration statement on Form S-3 under the Securities Act.

Section 5.06           [***]. Reserved.

Section 5.07           Solvency. As of the Effective Date, after giving effect to all of the Transactions, including the payment of the Purchase Price, and assuming for these purposes the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b) (in respect of compliance in all material respects by Seller with the covenants set forth in Section 6.01(c)), Purchaser shall be Solvent. For the purposes of this Section 5.07, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities as they become due.

Section 5.08           Brokers. Except for the Persons set forth on Section 5.08 of the Disclosure Schedules, whose fees with respect to the transactions contemplated by this Agreement will not be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 5.09           Purchaser’s Investigation and Reliance. Purchaser acknowledges that, other than as set forth in Article IV of this Agreement and the certificate delivered by Seller pursuant to Section 7.01(c), neither Seller nor any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided to Purchaser or any of its Affiliates or Representatives or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Business provided to Purchaser or any of its Affiliates or Representatives, except, in each case, as expressly provided in a representation or warranty set forth in in Article IV of this Agreement and the certificate delivered by Seller pursuant to Section 7.01(c). Purchaser acknowledges that there are inherent uncertainties in attempting to make such projections, forecasts, estimates, plans or budgets and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forecasts, estimates, plans or budgets (including the reasonableness of the assumptions underlying any such projections, forecasts, estimates, plans or budgets). In entering into this Agreement, except as expressly provided herein, Purchaser has relied solely upon its independent investigation and analysis of the Business and Purchaser acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any other Person that are not expressly set forth in Article IV of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Nothing in this Section 5.08 is intended to modify or limit any of the representations or warranties of Seller set forth in Article IV.

Confidential Information indicated by [***] has been omitted from this filing.

Article VI
COVENANTS

Section 6.01           Conduct of Business.

(a)            From the Effective Date through the Closing, except as otherwise contemplated by this Agreement or the Commercialization Agreement or consented to by Purchaser in writing, Seller agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course of business consistent in all material respects with past practice since January 1, 2019 and in compliance in all material respects with all applicable Laws, pay or perform all material obligations relating to the Business as they become due and owing in the ordinary course of business consistent in all material respects with past practice since January 1, 2019, and will use, and cause the Divesting Entities to use, commercially reasonable efforts to preserve intact the Business and related relationships with suppliers, manufacturers, Governmental Authorities and other third parties relevant to the conduct of the Business.

(b)            From the Effective Date through the Closing, except as otherwise contemplated by this Agreement or consented to by Purchaser in writing, Seller shall, and shall cause each Divesting Entity to:

(i)	maintain in effect all Transferred IP Rights and applications and registrations included in the Transferred IP Rights, to the extent owned or controlled by Seller or its Affiliates;

(ii)	maintain in effect and perform its obligations in all material respects under the Transferred Contracts, including the License; and

(iii)	without limiting the generality of the foregoing clauses (i) and (ii), timely perform its obligations with respect to the matters set forth on Section 6.01(b)(iii) of the Disclosure Schedules.

Confidential Information indicated by [***] has been omitted from this filing.

(c)            From the Effective Date through the Closing, except (i) as set forth on Section 6.01(c) of the Disclosure Schedules or as otherwise contemplated by the Transaction Documents, or (ii) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Seller covenants and agrees that, with respect to the Business, it shall not, and shall cause the Divesting Entities not to:

(i)                   sell, assign, pledge, dispose of, transfer, lease, license, encumber or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including the Transferred IP Rights, that are (or would otherwise be) Purchased Assets, other than (A) sales of Products in the ordinary course of business consistent in all material respects with past practice or (B) Permitted Liens;

(i)                   waive any material claims or rights of material value that relate to the Purchased Assets;

(ii)                 acquire any material properties or assets (including IP Rights) that would constitute Purchased Assets other than in the ordinary course of business consistent in all material respects with past practice;

(iii)               settle any Legal Proceeding or waive or satisfy any material claims or rights of material value in a manner that would constitute an Assumed Liability;

(iv)                terminate, cancel, permit to lapse, amend, waive or modify any Governmental Authorizations, except as required by any Governmental Authority;

(v)                 enter into any new Contract that would be a Transferred Contract if entered into prior to the date hereof or renew any Transferred Contract, other than (A) any Contract set forth on Section 6.01(c) of the Disclosure Schedules, (B) any Contract that is cancelable upon sixty (60) days or less notice without any liability, or (C) any Contract renewed in the ordinary course of business consistent in all material respects with past practice;

(vi)                terminate or waive any material provision of, or accelerate any benefits or obligations under, or amend or otherwise modify in any material respect, any Transferred Contract;

(vii)              make or commit to make any capital expenditures or incur any other payment obligation outside the ordinary course of business that would require payment by Purchaser following the Closing and that would constitute an Assumed Liability;

(viii)              abandon, dispose of or permit to lapse any material Transferred IP Rights;

(ix)                fail to take any material action necessary to protect or maintain the Transferred IP Rights or to prosecute any pending applications for Transferred Trademark Rights or file any documents or other information or pay any maintenance or other fees related thereto;

Confidential Information indicated by [***] has been omitted from this filing.

(x)                  transfer, assign or grant any license or sublicense of any rights under or with respect to any Transferred IP Rights;

(xi)                disclose or agree to disclose to any Person, other than representatives of Purchaser or Seller in accordance with the terms of the Confidentiality Agreement, any Confidential Information; or

(xii)                agree, commit to or authorize any of the foregoing actions.

(d)            Notwithstanding the foregoing, nothing herein will prevent Seller or any of its Affiliates from taking actions, including (i) contributions, transfers, assignments and acceptances of assets and liabilities; (ii) the repayment of indebtedness and the extinguishment of Liens; and (iii) the cancellation of any intercompany Contracts and any Contracts that will not constitute Transferred Contracts, in each case in order to facilitate the consummation of the Transactions; provided, that none of such actions would reasonably be expected to result in any Assumed Liability.

Section 6.02             Commercialization Agreement. From the Effective Date to the Closing Date, each Party agrees that it will continue to comply with its obligations under the Commercialization Agreement, including, with respect to Purchaser, its obligation to commercialize and sell the Products in the ordinary course of business consistent in all material respects with past practice.

Section 6.03           Condition of the Purchased Assets.

(a)            Purchaser acknowledges and agrees that (i) it is purchasing the Purchased Assets based on the results of its inspections and investigations, and on the representations and warranties of Seller and its Affiliates that are expressly set forth in this Agreement and (ii) except as otherwise set forth in this Agreement, the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing Date, subject to the terms and conditions hereof. PURCHASER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE LAWS) ARE HEREBY WAIVED BY PURCHASER.

(b)            Any claims Purchaser may have for breach of representation or warranty of Seller under this Agreement shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement or in the certificate delivered to Purchaser pursuant to Section 7.01(c).

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.04           Information and Documents. From and after the Effective Date and for a period of three (3) years following the Closing Date, upon reasonable advance notice in writing and to the extent permitted by applicable Law, Seller shall, and shall cause the Divesting Entities to, permit Purchaser and its Representatives to have reasonable access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel of Seller or such Divesting Entity, as applicable, in each case to the extent relating to the Purchased Assets, the Assumed Liabilities or the Business, as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Seller’s or any Divesting Entity’s operation of their respective businesses, including the Business; provided, further, that Seller may restrict the foregoing access to the extent that (i) in the reasonable judgment of Seller (after consulting with counsel), such access or provision of information would result in a violation of confidentiality obligations to a third party, (ii) disclosure of any such information would result in disclosure of any proprietary information or trade secrets of Seller or any other Person (other than with respect to Confidential Information or otherwise in respect of the Business) or (iii) disclosure of any such information would result in the loss or waiver of any attorney-client privilege, in which case Seller shall use commercially reasonable efforts to provide Purchaser with an acceptable alternative means of obtaining such information; provided, further, that Seller may redact any material provided under this Section 6.04 to the extent such material relates to any assets or products other than such reasonable financial and operating data and other information that is available with respect to the Purchased Assets, the Assumed Liabilities the Business or sale of the Products (or consent to authorize Purchaser to obtain appropriate records from any Governmental Authority) as Purchaser may from time to time reasonably request.

Section 6.05           Publicity; Public Disclosure.

(a)            Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any (in which case such Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party’s control, and such Party shall give due consideration to any comments provided by the other Party or its counsel), that no press release or similar public announcement shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release or announcement; provided, however, that this Section 6.05(a) shall not apply to any disclosures required by the rules and regulations of the United States Securities and Exchange Commission (“SEC”), including [***].

(b)            Notwithstanding the foregoing, the Parties acknowledge that this Agreement and other Transaction Documents may need to be filed with the SEC by both Seller and Purchaser. Accordingly, each Party agrees, prior to making any such filing, to provide the other Party and its counsel with a redacted version of this Agreement (and any other Transaction Document) that it intends to file, and to give due consideration to any comments provided by such Party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections.

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.06           Commercially Reasonable Efforts; Regulatory Approvals; Access. Subject to any obligation imposed by Law, including all Competition Laws:

(a)            Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall cooperate, and shall use its commercially reasonable efforts, to (i) take, or cause to be taken, all actions and (ii) do, or cause to be done, all things necessary for it to do, under applicable Laws to consummate and make effective the Transactions, including all actions and all things necessary for it to (A) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (B) satisfy the conditions precedent to the obligations of such Party hereto and (C) obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Seller or Purchaser in connection with the Transactions, in each case, as soon as reasonably practicable following the Effective Date; provided, however, that except as otherwise set forth in this Agreement, neither Party shall have any obligation to pay any material amount of money or make any material concessions to obtain such consents. Subject to appropriate confidentiality protections, each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. In addition, Purchaser agrees, subject to any obligations of confidentiality, to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

(b)            Subject to applicable Law relating to the exchange of information, Purchaser and Seller and their respective counsel shall (i) have the right to review in advance and, to the extent practicable, consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions; (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Authority in connection with the Transactions; (iii) consult with the other Party, and consider in good faith the views of the other Party, prior to entering into any agreement with any Governmental Authority with respect to the Transactions; and (iv) furnish each other with copies of all correspondence, filings and written communications between them, or their respective counsel or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. Purchaser and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion, telephone call or meeting.

(c)            To the extent necessary, Purchaser and Seller shall file any notification and report form and related material required under any Competition Laws, as soon as practicable after the Effective Date. Purchaser and Seller shall promptly file any additional information properly requested by any competent Governmental Authority whose consent has been requested to the Transactions as soon as practical after receipt of any proper request for additional information. The Parties shall use their reasonable best efforts to obtain early termination of the applicable waiting period, to the extent required, from the applicable Governmental Authority.

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.07           Books and Records. Seller shall transfer to Purchaser on the Closing Date (or as soon as reasonably practicable after the Closing Date) the Product Books and Records and the Regulatory Information that are (a) accessible by Seller or an Affiliate, and (b) reasonably identifiable and reasonably separable from other books and records of Seller. To the extent that Seller is unable to transfer any such Product Books and Records and Regulatory Information on the Closing Date, Seller shall use commercially reasonable efforts to deliver such Product Books and Records and Regulatory Information to Purchaser (i) with respect to any such Product Books and Records and Regulatory Information that are in hard copy format, within thirty (30) days following the Closing Date and (ii) with respect to any such Product Books and Records and/or Regulatory Information that are in an electronic format, within thirty (30) days following the date on which Purchaser has established systems that are compatible with the relevant electronic format to facilitate such delivery; provided, however, that if Purchaser fails to establish such systems within twelve (12) months of the Closing, Seller’s obligation to transfer such Product Books and Records to Purchaser in electronic format shall expire. Seller may transfer copies or originals of the Product Books and Records and Regulatory Information at its election, unless Purchaser reasonably requests an original copy of any such Product Books and Records and Regulatory Information.

Section 6.08           Regulatory Matters.

(a)            Transfer of Governmental Authorizations. Seller shall use commercially reasonable efforts to assign to Purchaser all of Seller’s right, title, obligations and interest existing in and to the Transferred Governmental Authorizations on the Closing Date, and Purchaser shall assume such right, title, obligations and interest from Seller upon Seller’s assignment of the Transferred Governmental Authorizations. On the Closing Date, each Party shall execute and deliver to the FDA the Seller FDA Transfer Letters and the Purchaser FDA Transfer Letters, as the case may be, and to other appropriate Governmental Authorities in the United States such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Transferred Governmental Authorization to Purchaser under applicable Law on the Closing Date or as soon as possible if the Transferred Governmental Authorizations are assigned after the Closing.

(b)            Governmental Authority Contacts. Purchaser and Seller shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the United States (together with copies of correspondence related thereto), which (A) raises any material concerns regarding the safety or efficacy of the Products, (B) which indicates or suggests potential material liability for either party to third parties arising in connection with the Products, or (C) which indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action; in each case with respect to the Products sold by Seller on or prior to the Closing Date or Products sold by Purchaser using any of the Seller Names.

Confidential Information indicated by [***] has been omitted from this filing.

(c)            Product Complaints. From and after the Closing, Purchaser shall be solely responsible for responding to any complaint regarding the Products that is received by either Purchaser or Seller after the Closing Date from any source and for investigating and analyzing such complaint and making required reports to FDA, regardless of whether the Products involved were sold by Seller or Purchaser.

Section 6.09           Further Assurances. From time to time after the Closing, and for no further consideration (other than reimbursement for out of pocket expenses incurred in packing or shipping any Purchased Asset), each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments (including such assignments and other documents, certificates and instruments for Purchaser’s filing with the applicable Governmental Authorities, registries and other recording authorities to record the transfer of the Transferred IP Rights in accordance with applicable Law) and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in: (a) Purchaser and its designated Affiliates, (i) all rights, title and interests in, to and under the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing, and (ii) any Contracts, properties, rights, interests or other assets not included in the Purchased Assets that exclusively relate to the Products (other than the agreement set forth on Section 6.17(b) of the Disclosure Schedules (the “Excluded Contract”)) and are necessary to the Business; and (b) Seller, any rights, title or interests in, to or under any Excluded Asset that may have been transferred to Purchaser at Closing. Purchaser agrees that, following the Closing, Purchaser shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred IP. Seller agrees to use commercially reasonable efforts to obtain the Formalities after Closing to the extent they were not obtained prior to Closing.

Section 6.10           Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

Section 6.11           Insurance. As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or any of its Representatives. As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 6.12           Support. Following the Closing, Purchaser and its Affiliates, on the one hand, and Seller and the Divesting Entities, on the other hand, shall reasonably cooperate with each other in conducting recalls and/or in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets, the Products, the Agreement, the Transaction Documents, or the Services Agreement, in each case for which the other Party has responsibility under this Agreement, the Transaction Documents or the Services Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Purchased Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Seller, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to third parties in performing its obligations under this Section 6.12.

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.13           Payments from Third Parties. In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 6.14           Resale Exemption Certificates. At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Seller prior to Closing as jurisdictions in which inventory is to be transferred and for which resale exemption certificates are necessary to comply with applicable Law. To the extent that any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne by Purchaser as provided in Section 2.10 herein.

Confidential Information indicated by [***] has been omitted from this filing.

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Confidential Information indicated by [***] has been omitted from this filing.

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Confidential Information indicated by [***] has been omitted from this filing.

Section 6.16           Tax Matters. Notwithstanding Section 2.02(f), Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to the ownership or use of the Purchased Assets. Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.16.

Section 6.17           Licenses and Additional Rights and Actions.

(a)            Effective as of the Closing, Seller hereby grants to Purchaser a perpetual, irrevocable, transferable, sublicensable, non-exclusive, paid-up, royalty-free right and license to use the Licensed Seller Know-How for the research, development, manufacture, packaging, importation, distribution, commercialization, marketing, use and sale of the Products and the Inventory in the United States and the use of the Purchased Assets in the United States.

(b)            Promptly after the Closing, Purchaser shall take the action set forth on Section 6.17(b)(i) of the Disclosure Schedule.

Section 6.18           Notice of Certain Events. Seller shall promptly notify Purchaser of any of the following:

(a)            any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure to obtain such consent would, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or to the ability of Seller to timely consummate the Transactions;

(b)            any written notice communication from any Governmental Authority in connection with the Transactions;

(c)            any Legal Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller, any Divesting Entity or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the consummation of the Transactions;

Confidential Information indicated by [***] has been omitted from this filing.

(d)            any (i) debarment or proposed debarment under to 21 U.S.C. Section 335a(a) or 335a(b) or (ii) engagement in any conduct that would reasonably be expected to result in debarment or exclusion under 21 U.S.C. Section 335a(a) or 335a(b) or under 42 U.S.C. Section 1320a-7, or sanction by, suspension, debarment, exclusion or ineligibility to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs, in each case, of or by Seller, any Divesting Entity or, to the Knowledge of Seller, any director, officer, agent, or employee of Seller or any Divesting Entity; and

(e)            any damage or destruction by fire or other casualty of any material Purchased Asset or part thereof.

provided, however, that the delivery of any notice pursuant to this Section 6.18 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 6.19           Confidentiality. After the Closing Date, Seller shall keep confidential and not disclose to any third party or use, and shall cause its Affiliates, the Divesting Entities and Representatives to keep confidential and not disclose to any third party or use, the Confidential Information, except (a) as expressly permitted by this Agreement; (b) as necessary to perform this Agreement; (c) as required by Law; provided, that with respect to disclosure pursuant to this clause (c), Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may, at its expense, seek an appropriate protective order or waive compliance with this Section 6.19, and in the absence of a protective order or receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose such Confidential Information, Seller may so disclose only that portion of such Confidential Information that is required based on advice of counsel to be disclosed in connection therewith; provided, further, that Seller shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information and shall otherwise maintain such Confidential Information in confidence in accordance with the provisions of this Section 6.19; (d) as necessary to defend, prosecute, arbitrate any indemnification claim or any litigation or dispute relating to this Agreement; or (e) with respect to Confidential Information relating to the Business, the Purchased Assets or the Assumed Liabilities, as reasonably necessary to operate Seller’s Business as conducted as of the Effective Date and without limitation of any of Seller’s rights or obligations under this Agreement, provided, that Seller shall not disclose any Confidential Information to a third party unless such third party is subject to a confidentiality obligation in favor of Seller no less restrictive than this Section 6.19.

Section 6.20           Covenant Not to Sue. Seller shall not, and Seller shall cause its Affiliates not to sue, bring claims or initiate other Legal Proceeding against Purchaser or any of its Affiliates and their respective Representatives, sublicensees and customers based on, or in connection with, the Infringement or misappropriation of any IP Rights owned or licensed by Seller, the Divesting Entities or their Affiliates as a result of Purchaser’s operation of the Business, Purchaser’s ownership and use of the Purchased Assets or Purchaser’s assumption of the Assumed Liabilities, in each case, in the same or substantially similar manner as conducted immediately prior to the Effective Date, except for any Legal Proceeding contemplated by Article VIII of this Agreement. Purchaser shall not, and Purchaser shall cause its Affiliates not to sue, bring claims or initiate other Legal Proceeding against Seller or any of its Affiliates and their respective Representatives. sublicensees and customers based on, or in connection with, Seller’s operation of its business with respect to the Products, except for any Legal Proceeding contemplated by Article VIII of this Agreement.

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.21           No Negotiation. Between the Effective Date and the Closing Date, Seller shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquires or proposals from any Person (other than Purchaser) to enter into any Contract or instrument relating to any transaction involving, in whole or in part, the Purchased Assets or that would otherwise compromise the ability of Seller or any Divesting Entity to consummate the Transactions. Seller shall promptly advise Purchaser, orally and in writing, of any such inquiry or proposal received from a third party. Seller shall immediately terminate access of any Person (other than Purchaser, its Affiliates and Representatives) to any data room (virtual or actual) containing any non-public information concerning the business, the Product, the Assumed Liabilities or the Purchased Assets, and shall require such Person to return or destroy such materials in accordance with the terms of the applicable confidentiality agreement(s) with respect thereto. Seller agrees that the rights and remedies for noncompliance with this Section 6.21 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser.

Section 6.22           Cooperation in Litigation.

(a)            Subject to Section 6.19, from the Closing Date until the date that is eighteen (18) months after the Closing Date, Seller and Purchaser shall, subject to the terms of this Section 6.22, cooperate with each other in the defense or prosecution of any Legal Proceedings, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Business prior to or after the Closing (other than Legal Proceedings (i) between Seller and Purchaser or their respective Affiliates arising out of the Transactions, the Transaction Documents, the Services Agreement, or the Commercialization Agreement, (ii) between Purchaser and any counterparty to a settlement agreement in which Seller executed prior to the Closing, including the Excluded Contract, or (iii) in which, based on the advice of counsel, a conflict of interest exists between Seller and Purchaser with respect to such cooperation). In connection therewith, from and after the Closing Date, each of Seller and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the Assumed Liabilities and the Retained Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Legal Proceedings, examination or audit (other than Legal Proceedings between Seller and Purchaser or their respective Affiliates arising out of the Transactions, the Transaction Documents or the Services Agreement, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules, provided that neither Seller nor Purchaser shall be obligated pursuant to this Section 6.22 to disclose any document or information, the disclosure of which would violate the terms of any binding confidentiality agreements the disclosing party is subject to. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements, and including the reasonably necessary costs of any redactions required in the event requested materials are mixed with other sensitive information of the disclosing party) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith.

Confidential Information indicated by [***] has been omitted from this filing.

(b)            From and after the Effective Date, Seller shall not settle or compromise any Legal Proceeding (other than Legal Proceedings between Seller and Purchaser or their respective Affiliates arising out of the Transactions, the Transaction Documents or the Services Agreement) arising directly from the development, commercialization or manufacture of the Products, in each case, by Seller or its Affiliates after January 9, 2018 and prior to the Closing without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), if such settlement or compromise would (i) materially and adversely limit or restrict Purchaser’s rights to commercialize the Products in the United States following the Closing or (ii) directly impose any Liability on Purchaser or its Affiliates.

Section 6.23           License Assignment and Consent. Seller and Grünenthal entered into the Consent Agreement, dated January 30, 2020, by and between Grünenthal and Seller (the “Consent Agreement”). Simultaneous with the execution of this Agreement, Purchaser shall execute and deliver to Seller a joinder to the Consent Agreement substantially in the form of the joinder agreement attached as Exhibit A to the Consent Agreement (the “Consent Agreement Joinder”), upon which Purchaser shall become a party to the Consent Agreement and shall be fully bound by, and subject to, all of the terms and conditions of the Consent Agreement as though Purchaser was an original party thereto (including with respect to Purchaser’s rights and obligations under the Assignment Agreement).

Section 6.24           Use of Proceeds. Following the Closing, Seller shall make a tender or other offer of one hundred percent (100%) of Seller’s outstanding 2.50% Convertible Senior Notes Due 2021 and Seller’s 5.00% Convertible Senior Notes Due 2024 (the “Note Redemption”). The Note Redemption will be commenced as soon as practicable following the Closing but in any event not later than thirty (30) days following the Closing Date. Seller shall provide Purchaser with draft documentation in respect of the Note Redemption at least five (5) Business Days prior to the commencement of the Notes Redemption.

Section 6.25           Filing of Resale Registration Statement. Within thirty (30) days following the Closing, Purchaser shall file a resale registration statement on Form S-3 (the “Resale Registration Statement”) for the purpose of registering under the Securities Act of 1933, the sale of the shares underlying the common stock warrant issued to Seller under the Commercialization Agreement. Purchaser will use reasonable best efforts to cause the Resale Registration Statement to be declared effective as soon as practicable following filing with the SEC, and in any event within three (3) Business Days following oral confirmation from the Staff of the SEC that they have no comments (or no further comments) on such filing. Purchaser’s out of pocket costs and expenses not to exceed $50,000 in complying with the provisions of this Section 6.25 shall be borne by Seller and Seller shall promptly reimburse Purchaser for any such amounts following receipt of an invoice therefor.

Confidential Information indicated by [***] has been omitted from this filing.

Section 6.26           Services Agreement. At the Closing, the Parties shall, and shall cause their respective Affiliates, as applicable, to, enter into the Services Agreement. To the extent there is a conflict between any of the provisions of this Agreement and the Services Agreement, the provisions of the Services Agreement shall control with respect to the subject matter thereof.

Section 6.27           Non-Competition. Except in accordance with the terms and conditions of the Transaction Documents and subject to applicable Law, for a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Effective Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, manufacture, market, exploit, promote, sell or distribute any pharmaceutical product for which tapentadol is the primary ingredient (such activities, “Competitive Activity”); provided, however, that notwithstanding the foregoing, this Section 6.27 shall not restrict Seller or its Affiliates from (a) acquiring (including by merger or consolidation) a Person or substantially all of the assets of a Person engaged in Competitive Activity, provided that such Person’s Competitive Activity represents less than 25% of such Person’s total assets or gross sales, (b) continuing the operation of a Person or assets acquired pursuant to clause (a) above and (c) beneficially owning up to 10%, on a fully-diluted basis, of the total equity interests outstanding of any Person engaged in Competitive Activity. Seller acknowledges that (i) the agreements set forth in this Section 6.27 (the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Seller and its Affiliates as of the Effective Date and the current business of Purchaser, Seller and their respective Affiliates and (ii) monetary damages would not be an adequate remedy for any breach of the Restrictive Covenants and that Purchaser shall therefore be entitled to specific performance of the Restrictive Covenants (but subject to Section 10.14) to prevent any violations thereof. In addition, during the Restricted Period, Seller and its Affiliates will not facilitate or assist any third party in the filing of an abbreviated new drug application with respect to the Products. Purchaser acknowledges and agrees that notwithstanding the foregoing, the Restrictive Covenants shall not apply to any Person who succeeds (by purchase, merger, consolidation, change of control, operation of Law or otherwise) to all, substantially all or a majority of the capital stock, assets or business of Seller or its Affiliates that may already manufacture, develop, distribute, market, use or sell a product that may compete, directly or indirectly, with any of the Products. For the avoidance of doubt, the Parties agree that no portion of the Purchase Price shall be allocated to the covenants set forth in this Section 6.27.

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Confidential Information indicated by [***] has been omitted from this filing.

Article VII
CLOSING CONDITIONS

Section 7.01           Conditions Precedent to Purchaser’s Obligations on the Closing Date. All of the obligations of Purchaser hereunder to consummate the Transactions are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

(a)            The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Material Adverse Effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a Material Adverse Effect; provided, that the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on as and of the Closing Date.

(b)            Seller shall have performed and complied in all material respects with all of its covenants and agreements under this Agreement and the other Transaction Documents to be complied with and performed by Seller at or before the Closing.

(c)            Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit E, dated as of the Closing Date and executed by an authorized officer of Seller, certifying to the effect that each of the conditions specified above in Section 7.01(a), Section 7.01(b), and Section 7.01(g) is satisfied in all respects (the “Seller’s Officer’s Certificate”).

(d)            Seller shall have delivered to Purchaser a certificate of a Secretary or an Assistant Secretary of Seller in the form attached hereto as Exhibit F enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Delaware, (ii) its by-laws and (iii) if applicable, board of director resolutions authorizing Seller to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Seller’s Secretary’s Certificate”).

(e)            No Law or Governmental Order enacted, entered, promulgated, enforced, issued or otherwise in effect by any Governmental Authority or other legal restraint or prohibition preventing, enjoining, restraining or otherwise prohibiting the performance of this Agreement or the consummation of any of the Transactions (each, a “Closing Legal Impediment”) shall be in effect.

Confidential Information indicated by [***] has been omitted from this filing.

(f)            Seller shall have received and delivered to Purchaser (i) a payoff letter (the “Payoff Letter”) in customary form, which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Deerfield Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under such payoff letter, all such indebtedness under the Deerfield Facility and all related loan documents shall be terminated and (C) provide that all Liens and guarantees in connection with the Deerfield Facility relating to the assets and properties of the Business securing the obligations under the Deerfield Facility shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (ii) collateral releases, Lien terminations and instruments of discharge in customary form providing for the discharge of any such Liens under the Deerfield Facility as of the Closing Date.

(g)            Since the Effective Date, there shall have been no events or occurrences that have resulted or would reasonably be expected to result in a Material Adverse Effect.

(h)            Seller shall have signed and delivered, or caused one or more of its Affiliates, to sign and deliver the documents set forth on Exhibit A.

Section 7.02           Conditions Precedent to Seller’s Obligations on the Closing Date. All of the obligations of Seller hereunder to consummate the Transactions are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)            The representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Purchaser Material Adverse Effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, that the Fundamental Representations made by Purchaser shall be true and correct in all respects as of the Closing Date as though made on as and of the Closing Date.

(b)            Purchaser shall have performed and complied in all material respects with all of its covenants and agreements under this Agreement and the other Transaction Documents to be complied with and performed by Purchaser at or before the Closing.

(c)            Purchaser shall have delivered to Seller a certificate in the form attached hereto as Exhibit G dated as of the Closing Date and executed by an authorized officer of Purchaser certifying to the effect that each of the conditions specified above in Section 7.02(a) and Section 7.02(b) is satisfied in all respects (the “Purchaser’s Officer’s Certificate”).

Confidential Information indicated by [***] has been omitted from this filing.

(d)            Purchaser shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Purchaser in the form attached hereto as Exhibit H enclosing a copy of (i) its articles of incorporation certified by the Secretary of State of the Commonwealth of Virginia, (ii) its by-laws and (iii) board of director resolutions authorizing Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Purchaser’s Secretary’s Certificate”).

(e)            No Closing Legal Impediment shall be in effect.

(f)            Purchaser shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver the documents set forth on Exhibit B.

Article VIII
INDEMNIFICATION

Section 8.01           Indemnification by Seller. Subject to the provisions of this Article VIII, Seller agrees to, from and after the Closing, defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses suffered or incurred by Purchaser or any Purchaser Indemnitee to or to which Purchaser or any Purchaser Indemnitee may be or become subject, to the extent arising from or relating to (a) any Retained Liability; (b) any Excluded Asset; (c) any breach by Seller of any of its covenants or agreements contained in this Agreement or any instruments of assignment delivered on or prior to Closing in accordance therewith; (d) any breach of any warranty or representation of Seller contained in this Agreement or in any certificate delivered by Seller pursuant to Section 7.01 or (e) any of the matters set forth on Section 8.01(e) of the Disclosure Schedules.

Section 8.02           Indemnification by Purchaser. Subject to the provisions of this Article VIII, Purchaser agrees to, from and after the Closing, defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses suffered or incurred by Seller or any Seller Indemnitee or to which Seller or any Seller Indemnitee may be or become subject to the extent arising from or relating to (a) any Assumed Liability; (b) any Purchased Asset; (c) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or any instruments of assumption delivered on or prior to Closing in accordance therewith; (d) any breach of any warranty or representation of Purchaser contained in this Agreement or in any certificate delivered by Purchaser pursuant to Section 7.02 or (e) any of the matters set forth on Section 8.02(e) of the Disclosure Schedules.

Section 8.03           Notice of Claims. Any Purchaser Indemnitee or Seller Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under this Article VIII (the “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article VIII (each, a “Claim”) may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available with respect to such Claim, including a description of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any Claim is based on any Legal Proceeding instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify (the “Third Party Claim Notice”), in writing, the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim. A failure by the Indemnified Party to give written notice of and to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 8.03 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 8.05.

Confidential Information indicated by [***] has been omitted from this filing.

Section 8.04           Third Party Claims.

(a)            The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim relates to or arises in connection with any criminal Legal Proceeding, (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) such Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages is greater than twice the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party under this Agreement, (iv) the Indemnified Party reasonably concludes, based on the advice of counsel, that there is an irreconcilable conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense, (v) such Third Party Claim would reasonably be expected to impair, in any material respect, any Indemnified Party’s or its Affiliate’s business or relationships with any of such Person’s material customers, suppliers or other business relations; or (vi) after assuming control of such defense, the Indemnifying Party withdraws from such defense or fails to diligently pursue and maintain such defense.

(b)            If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party may compromise or settle such Third Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

Confidential Information indicated by [***] has been omitted from this filing.

(c)            Subject to Section 8.04(a), the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to, or is not permitted to pursuant to Section 8.04(a), control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(d)            The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.05           Expiration. If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered in accordance herewith shall survive the Closing. Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate delivered in accordance herewith, and all indemnification obligations under Section 8.01(c), Section 8.01(d), Section 8.02(c) and Section 8.02(d) with respect to any such representations, warranties, covenants or agreements shall (a) in the case of such representations and warranties other than the Fundamental Representations, terminate and expire on, and no Legal Proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is twelve (12) months after the Closing Date, (b) in the case of the Fundamental Representations, terminate and expire on, and no Legal Proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is three (3) years after the Closing Date, or (c) in the case of any covenants or agreements, survive indefinitely or for such shorter period of time specified therein, in each case, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.03.

Section 8.06           Certain Limitations. Notwithstanding the other provisions of this Article VIII, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 8.01(d) or Section 8.02(d), as applicable, (a) for any individual item where the Loss relating thereto is less than $37,500 (the “De Minimis Amount”) and (b) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Amount, unless the aggregate amount of all such Losses exceeds $3,125,000 (the “Threshold Amount”), in which event Seller or Purchaser, as applicable, shall be required to pay the amount of such Losses that exceeds the Threshold Amount, but only to a maximum amount equal to $28,125,000 (the “Cap”); provided, however, that the De Minimis Amount, the Threshold Amount and the Cap shall not apply to any Losses arising or resulting from any breach of any Fundamental Representation; provided, further, however, that the maximum amount of Losses for which Seller or Purchaser, as applicable, shall be liable under Section 8.01(d) or Section 8.02(d) for any breach of any Fundamental Representation shall in no event exceed the Purchase Price. For purposes of determining the amount of any Loss (but not for determining the existence of any breach, misrepresentation or inaccuracy with respect to any representation or warranty of Seller), any qualification as to materiality or Material Adverse Effect set forth in any such representation or warranty shall be disregarded. Notwithstanding anything to the contrary in this Agreement, any indemnity for Taxes arising by reason of breach of a representation or warranty and any Taxes relating to the Purchased Assets or the Business shall be limited solely to Taxes due and payable for any taxable period ending on or before the Cutoff Time or any portion of any Straddle Period ending on the Cutoff Time (determined in accordance with Section 2.10(b)).

Confidential Information indicated by [***] has been omitted from this filing.

Section 8.07           Sole Remedy/Waiver. Except as set forth in the penultimate sentence of this Section 8.07 and in Section 10.15, this ARTICLE VIII provides the sole recourse and exclusive means from and after the Closing by which a Party may assert and remedy any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement [***]. Notwithstanding the foregoing, nothing herein shall limit the liability of any Party hereto for intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Laws. With respect to any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement [***], each Party agrees that it shall only seek such Losses from the other Party, and each Party hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of the other Party or any director, officer or employee of the other Party, or [***].

Section 8.08           Indemnity Payments. In the event that either Party agrees to, or is determined to have an obligation to, reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

Section 8.09           Calculation of Damages. Except as otherwise provided in this Article VIII, in any case where the Indemnified Party subsequently recovers from its insurance provider(s) or other Person any insurance recovery or other amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII (which, for the avoidance of doubt, shall not include an amount recovered as a Tax benefit), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery and any taxes payable thereon), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

Section 8.10           Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.

Confidential Information indicated by [***] has been omitted from this filing.

Section 8.11           No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE OR ANY BREACH OF Section 6.19, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

Article IX
TERMINATION

Section 9.01           Termination.

(a)           Mutual Termination. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Purchaser and Seller.

(b)           Termination by Purchaser.

(i)          This Agreement may be terminated by Purchaser at any time prior to the Closing, if (A) Seller shall have breached or failed to comply, in any material respect, with any of Seller’s covenants or agreements contained in this Agreement or (B) there shall have been a breach of or inaccuracy in any material respect when made with one or more of the representations or warranties of Seller contained in this Agreement and, in the case of clauses (A) and (B) above, such breach, failure or inaccuracy would give rise to the failure of a condition set forth in Section 7.01 to be satisfied, which breach, failure or inaccuracy is not cured (if capable of being cured prior to the Closing) within thirty (30) days (or by the Outside Date, if sooner) after receiving notice thereof from Purchaser; provided, that Purchaser may terminate this Agreement pursuant to this Section 9.01(b)(ii) only if at the time of termination (x) Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (y) Purchaser has satisfied those conditions set forth in Section 7.02 required to be satisfied by it (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing).

(ii)         This Agreement may be terminated by Purchaser if the Closing shall not have occurred on or before the Outside Date; provided, however, that (A) Purchaser may terminate this Agreement pursuant to this Section 9.01(b)(ii) only if at the time of termination (x) Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (y) Purchaser has satisfied those conditions set forth in Section 7.02 required to be satisfied by it (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (B) Purchaser may not terminate this Agreement pursuant to this Section 9.01(b)(ii) during the pendency of any Legal Proceeding brought by Seller for specific performance of Purchaser’s obligation to consummate the Closing pursuant to Section 10.15.

Confidential Information indicated by [***] has been omitted from this filing.

(iii)        This Agreement may be terminated by Purchaser at any time prior to the Closing, if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Purchaser may not rely upon this Section 9.01(b)(iii) to terminate this Agreement if Purchaser’s failure to fulfill any obligation or condition under this Agreement materially contributed to the cause of such Closing Legal Impediment.

(c)	Termination by Seller.

(i)          This Agreement may be terminated by Seller at any time prior to the Closing, if (A) Purchaser shall have breached or failed to comply, in any material respect, with any of Purchaser’s covenants or agreements contained in this Agreement or (B) there shall have been a breach of or inaccuracy in any material respect when made with one or more of the representations or warranties of Purchaser contained in this Agreement, in the case of clauses (A) and (B), such breach, failure or inaccuracy would give rise to the failure of a condition set forth in Section 7.02 to be satisfied, and Seller shall have given Purchaser a reasonable opportunity to cure (if capable of being cured prior to the Closing) any such failure or inaccuracy to so comply before the Closing, which breach, failure or inaccuracy is not cured (if capable of being cured prior to the Closing) within thirty (30) days (or by the Outside Date, if sooner) after receiving notice thereof from Seller; provided, that Seller may terminate this Agreement pursuant to this Section 9.01(b)(ii) only if at the time of termination (x) Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (y) Seller has satisfied those conditions set forth in Section 7.01 required to be satisfied by it (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing).

(ii)         This Agreement may be terminated by Seller if the Closing shall not have occurred on or before the Outside Date; provided, that (A) Seller may terminate this Agreement pursuant to this Section 9.01(c)(ii) only if at the time of termination (x) Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (y) Seller has satisfied those conditions set forth in Section 7.01 required to be satisfied by it (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (B) Seller may not terminate this Agreement pursuant to this Section 9.01(c)(ii) during the pendency of any Legal Proceeding brought by Purchaser for specific performance of Seller’s obligation to consummate the Closing pursuant to Section 10.15.

Confidential Information indicated by [***] has been omitted from this filing.

(iii)        This Agreement may be terminated by Seller if (i) all of the conditions set forth in Section 7.01 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each of which is capable of being satisfied at the Closing if the Closing were to occur at such time), [***], (iii) Purchaser shall have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 3.01 and, in the event such failure occurs more than five (5) Business Days prior to the Outside Date, such failure shall not have been cured within five (5) Business Days after written notice thereof has been given by Seller to Purchaser, (iv) at the time of termination, Seller is not in material breach of any representations, warranties, covenants or agreements contained in this Agreement, and (v) Seller is ready, willing and able to consummate the Closing; [***].

(iv)        This Agreement may be terminated by Seller at any time prior to the Closing, if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Seller may not rely upon this Section 9.01(c)(iv) to terminate this Agreement if Seller’s failure to fulfill any obligation or condition under this Agreement materially contributed to the cause of such Closing Legal Impediment.

Section 9.02           Effect of Termination.

(a)          In the event of the valid termination of this Agreement in accordance with Section 9.01, and with the exception of this Section 9.02, Section 6.05, Section 6.19 and Article X, this Agreement shall become void and have no effect and neither Party shall have any liability to the other Party or to such other Party’s Affiliates or Representatives in respect of this Agreement except, for the avoidance of doubt, for the obligations of the Parties contained in this Section 9.02, Section 6.05, Section 6.19 and in Article X; provided, however, that nothing herein shall limit the liability of any Party hereto for intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Laws or for any willful breach whereby the breaching Party both intended to take or fail to take the action giving rise to the breach and had knowledge that such action or inaction would constitute a breach of this Agreement.

(b)          In the event that (x) Seller exercises its right to terminate this Agreement pursuant to Section 9.01(c)(iii) or (y) Purchaser exercises its right to terminate this Agreement pursuant to Section 9.01(b)(ii) at a time when Seller would otherwise have been entitled to terminate this Agreement pursuant to Section 9.01(c)(iii) but for such termination by Purchaser, Seller shall be entitled to receive an amount equal to $7,500,000 (the “Purchaser Termination Fee”), payable by Purchaser no later than five (5) Business Days after notice of such termination, by wire transfer of immediately available funds (it being understood that in no event shall Seller be entitled to receive the Purchaser Termination Fee on more than one occasion or at all if Purchaser consummates the Transactions). Each of the Parties acknowledges and agrees that (A) the agreements contained in this Section 9.02(b) are an integral part of the Transactions and that, without these agreements, Seller would not enter into this Agreement and (B) the payment by Purchaser of the Purchaser Termination Fee is not a penalty. If Purchaser fails to promptly pay the Purchaser Termination Fee when due, and in order to obtain such payment, Seller commences a Legal Proceeding against Purchaser for payment of the Purchaser Termination Fee, (i) Purchaser shall reimburse Seller for any reasonable, customary and documented out-of-pocket legal and other third party fees and expenses (the “Additional Expenses”) incurred by Seller in connection with such Legal Proceeding within thirty (30) days of a final non-appealable judgment in such Legal Proceeding that Purchaser is required to pay the Purchaser Termination Fee to Seller or (ii) Seller shall reimburse Purchaser for any Additional Expenses incurred by Purchaser in connection with such Legal Proceeding within thirty (30) days of a final non-appealable judgment in such Legal Proceeding that Purchaser is not required to pay the Purchaser Termination Fee to Seller.

Confidential Information indicated by [***] has been omitted from this filing.

(c)          In the event that either Purchaser or Seller exercises its right to terminate this Agreement pursuant to Section 9.01(b)(ii) or Section 9.01(c)(ii), as applicable, and at the time of such termination, the Subject Condition shall not have been satisfied or waived, Purchaser shall be entitled to receive an amount equal to $7,500,000 (the “Seller Termination Fee”), payable by Seller no later than five (5) Business Days after notice of such termination, by wire transfer of immediately available funds (it being understood that in no event shall Purchaser be entitled to receive the Seller Termination Fee on more than one occasion or at all if the Transactions are consummated). Each of the Parties acknowledges and agrees that (A) the agreements contained in this Section 9.02(c) are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement and (B) the payment by Seller of the Seller Termination Fee is not a penalty. If Seller fails to promptly pay the Seller Termination Fee when due, and in order to obtain such payment, Purchaser commences a Legal Proceeding against Seller for payment of the Seller Termination Fee, (i) Seller shall reimburse Purchaser for any Additional Expenses incurred by Purchaser in connection with such Legal Proceeding within thirty (30) days of a final non-appealable judgment in such Legal Proceeding that Seller is required to pay the Seller Termination Fee to Purchaser or (ii) Purchaser shall reimburse Seller for any Additional Expenses incurred by Seller in connection with such Legal Proceeding within thirty (30) days of a final non-appealable judgment in such Legal Proceeding that Seller is not required to pay the Seller Termination Fee to Purchaser.

(d)          Notwithstanding anything to the contrary in this Agreement or otherwise, if Seller exercises its right to terminate the Agreement pursuant to Section 9.01(c)(iii) or is otherwise entitled to payment of the Purchaser Termination Fee pursuant to Section 9.02(b), the sole and exclusive remedy of Seller against Purchaser [***] in respect of this Agreement shall be to collect the Purchaser Termination Fee (and, if applicable, the Additional Expenses), and upon payment of such amount by Purchaser, (i) Purchaser shall have no further liability or obligation to Seller (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement and (ii) Seller shall not be entitled to bring or maintain any Legal Proceeding against Purchaser [***] arising out of or in connection with this Agreement (or the abandonment or termination thereof). [***].

Confidential Information indicated by [***] has been omitted from this filing.

(e)          In the event this Agreement shall be terminated in accordance with Section 9.01 (other than a termination giving rise to Seller’s right to receive the Purchaser Termination Fee pursuant to Section 9.02(b)) and, at such time, a Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder.

Article X
MISCELLANEOUS

Section 10.01    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by facsimile (provided that notice by facsimile is promptly confirmed by telephone confirmation thereof and receipt is confirmed by the sending facsimile machine), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Seller and any Divesting Entity:

Asssertio Therapeutics, Inc.

100 South Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention:	Legal Department
Telephone:	224.419.7106
Facsimile:	510.744.8001

with copies to:

Gibson, Dunn & Crutcher LLP

555 Mission St.

San Francisco, CA 94105

Attention:	Ryan Murr
Email:	rmurr@gibsondunn.com
Telephone:	415.393.8200

to Purchaser:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

Attention:	Shirley Kuhlmann

Executive Vice President and General Counsel

Email:	skuhlmann@collegiumpharma.com
Telephone:	(781) 232-0774

Confidential Information indicated by [***] has been omitted from this filing.

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Attention:   Jennifer Porter

Email:           porterj@pepperlaw.com

Telephone:  (215) 981-4339

Facsimile:     (215) 689-4692

All notices and other communications under this Agreement shall be deemed to have been received (a) when delivered by hand, if personally delivered; (b) one (1) Business Day after being sent, if delivered to a national overnight courier service; or (c) when sent, if sent by facsimile or email, with a confirmation of receipt or transmittal.

Section 10.02    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective [***]. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03    Assignment. Neither Party may assign any of its rights or obligations under this Agreement, without the prior written consent of the other Party, except that (a) each Party may, without consent of the other Party, assign this Agreement and its rights or obligations under this Agreement, in whole or in part, (i) to one or more of its Affiliates, (ii) in connection with any transaction the primary purpose of which is to change its domicile, (iii) after the Closing (or the termination of this Agreement), in connection with a sale, merger, consolidation, change of control or similar transaction of such Party, whether by sale of stock, merger, sale of all or substantially all of such Party’s assets, operation of Law or otherwise, or (iv) to any lender of such Party or purchaser of securities used to finance the Transactions as collateral security to secure the obligations of any indebtedness of Purchaser and (b) Purchaser may assign this Agreement and its rights or obligations under this Agreement, in whole or in part, with the prior written consent of Seller (which such consent shall not be unreasonably withheld, conditioned or delayed), to a third party at least as creditworthy as Purchaser, in connection with the transfer or sale of all or substantially all of the Purchased Assets or the Business, whether by sale of stock, merger, sale of assets, operation of Law or otherwise; provided, however, that no such assignment by either Party shall relieve such Party of any of its obligations hereunder and no assignment shall be made by Purchaser to the extent that it results in any incremental Taxes for Seller (or its Affiliates) in respect of the transactions contemplated by this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.03 shall be null and void.

Confidential Information indicated by [***] has been omitted from this filing.

Section 10.04    Entire Agreement. This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto (which are hereby incorporated by reference), and the other agreements and certificates delivered in connection herewith (including the other Transaction Documents and the Confidentiality Agreement), contains the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements or understandings between the Parties. Other than the Confidentiality Agreement, the Transaction Documents are intended to define the full extent of the legally enforceable agreements, covenants, undertakings, representations and warranties of the Parties, and no promise, representation or warranty, written or oral, which is not set forth explicitly in such agreements is intended by either Party to be legally binding. Each of the Parties acknowledges that, in deciding to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

Section 10.05    Commercialization Agreement. Effective as of the Closing, the Commercialization Agreement shall be terminated, provided that the following articles and sections of the Commercialization Agreement shall survive such termination: Article I (Definitions); Section 2.1(a)(i) and Section 2.1(a)(ii) (Depomed Acuform Patents Licenses); Section 2.3(Transfers) (solely with respect to the Transferred Assets (as defined in the Commercialization Agreement), the Commercialization Agreement Assumed Liabilities and the Commercialization Agreement Retained Liabilities); Section 2.8 (Allocation of Purchase Price); Section 2.9 (Certain Taxes); Section 3.2(c)(v) and Section 3.2(c)(vi) (Financial Responsibility for CMO Supply Agreements); Section 3.2(e)(iv) (Limitation of Liability under CMO Supply Agreements); Section 7.3 (Payments on Annual Net Sales) (solely with respect to obligations of Purchaser with respect to any amounts to be swept from gross sales and paid to Seller or to Grünenthal under the Commercialization Agreement in respect of the period through the Closing); Section 7.4 (Maintenance of Records) (with respect to the time period therein); Section 7.6 (Payments); Section 8.3 (Product Returns, Rebates and Chargebacks); Section 10.3 (Warranty Disclaimer), Section 11.1 (Acuform Patent Prosecution and Maintenance), Section 11.2 (Acuform Patent Infringement), Article 12 (Indemnification) (including, for the avoidance of doubt, with respect to the indemnification obligations of either Party in respect of any breach of a Fundamental Representation (as defined in the Commercialization Agreement)), Article 13 (Confidentiality and Publicity), Article 15 (Notices), and Article 17 (Miscellaneous). Notwithstanding the foregoing termination, Purchaser shall continue to be liable and responsible to satisfy its payment and expense reimbursement obligations to Seller and any third parties under the Commercialization Agreement that arose prior to the Closing in accordance with the terms thereof. Termination of the Commercialization Agreement shall not relieve either party of any obligations that accrued prior to such termination, including accrued payment obligations, to the extent such obligations remain unsatisfied. For clarification, this Section 10.05 is the sole provision that governs the survival of articles and sections of the Commercialization Agreement after its termination, and the Parties agree that Section 9.7 (Effects of Termination) of the Commercialization Agreement, or any other section therein that purports to address survival thereunder, shall not govern articles and sections of the Commercialization Agreement after its termination. Termination of the Commercialization Agreement shall be without prejudice to (A) any remedies which any party may then or thereafter have thereunder or at law or in equity, (B) a party’s right to receive any payment accrued under the Commercialization Agreement prior to the termination date but which becomes payable thereafter and (C) either party’s right to obtain performance of any obligations provided for in this Section 10.05. in each of clauses (A), (B) and (C), with respect to the provisions which expressly survive termination pursuant to this Section 10.05. Notwithstanding anything to the contrary herein, the Long Term Collaboration Agreement (as defined in the Commercialization Agreement) shall survive termination of the Commercialization Agreement.

Confidential Information indicated by [***] has been omitted from this filing.

Section 10.06    Fulfillment of Obligations. Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.07    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Divesting Entities and the Indemnified Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. [***].

Section 10.08    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all other costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

Section 10.09    Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the Section or subsection of this Agreement to which it corresponds in number and each other Section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subsection. The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or is required to be disclosed under this Agreement.

Section	10.10 Governing Law; Jurisdiction; No Jury Trial.

(a)               This Agreement and all matters relating to the interpretation, construction, validity and enforcement of this Agreement, including any Legal Proceeding arising under or related in any way to this Agreement, the relationship of the Parties or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction [***].

Confidential Information indicated by [***] has been omitted from this filing.

(b)               Each of the Parties irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns against any other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Legal Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. [***].

(c)               Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY [***].

Confidential Information indicated by [***] has been omitted from this filing.

Section 10.11    Prevailing Party. If there shall occur any dispute or proceeding among the Parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing Party.

Section 10.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

Section 10.13    Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15    Specific Performance.

(a)         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Confidential Information indicated by [***] has been omitted from this filing.

(b)         Notwithstanding anything to the contrary herein, Seller shall only be entitled to seek specific performance of Purchaser’s obligation to consummate the Closing in the event that (i) all of Seller’s conditions in Section 7.01 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur) at the time when the Closing would have occurred, (ii) [***], (iii)  Seller has irrevocably confirmed that if specific performance is granted and the Purchase Price is funded in accordance with Section 2.05(a), then the Closing will occur and (iv) Purchaser fails to consummate the Closing on the date the Closing was required to have occurred within five (5) Business Days following delivery of written notice from Seller certifying as to the foregoing. For the avoidance of doubt, while Seller may pursue both a grant of specific performance of the type provided in the preceding sentence and monetary damages or the payment of the Purchaser Termination Fee under Section 9.02(b), under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including all or any portion of the Purchaser Termination Fee.

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Confidential Information indicated by [***] has been omitted from this filing.

IN WITNESS WHEREOF, the Parties have executed or caused this Asset Purchase Agreement to be executed as of the Effective Date.

ASSERTIO THERAPEUTICS, INC.

By:	/s/ Arthur J. Higgins
Name: Arthur J. Higgins
Title: President and Chief Executive Officer

Confidential Information indicated by [***] has been omitted from this filing.

IN WITNESS WHEREOF, the Parties have executed or caused this Asset Purchase Agreement to be executed as of the Effective Date.

Collegium pharmaceutical, Inc.

By:	/s/ Joseph Ciaffoni
Name: Joseph Ciaffoni
Title: President and Chief Executive Officer

Confidential Information indicated by [***] has been omitted from this filing.

Exhibit A

SELLER CLOSING DELIVERABLES

(a)	A receipt for payment of the Purchase Price at Closing;

(b)	A good standing certificate for Seller;

(c)	Seller’s Officer’s Certificate;

(d)	Seller’s Secretary’s Certificate;

(e)	An executed bill of sale in the form attached hereto as Exhibit J (the “Bill of Sale”), dated as of the Closing Date;

(f)	An executed instrument of assignment and assumption in the form attached hereto as Exhibit K (the “Assignment and Assumption”) dated as of the Closing Date;

(g)	Executed trademark assignment in the forms attached hereto as Exhibit L (with assignments in recordable form to be delivered after the Closing) (the “IP Assignments”), dated as of the Closing Date;

(h)	The Seller FDA Transfer Letters, dated as of the Closing Date;

(i)	The Payoff Letters; and

(j)	A duly executed counterpart to the Services Agreement;

Confidential Information indicated by [***] has been omitted from this filing.

Exhibit B

PURCHASER CLOSING DELIVERABLES

(a)	The Purchase Price;

(b)	A good standing certificate for Purchaser;

(c)	Purchaser’s Officer Certificate;

(d)	Purchaser’s Secretary Certificate;

(e)	The executed Bill of Sale, dated as of the Closing Date;

(f)	The executed Assignment and Assumption, dated as of the Closing Date;

(g)	The executed IP Assignments, dated as of the Closing Date;

(h)	The Purchaser FDA Transfer Letters, dated as of the Closing Date;

(i)	Executed exemption certificates identified by Seller prior to the Closing;

(j)	The Consent Agreement Joinder; and

(k)	A duly executed counterpart to the Services Agreement.

Confidential Information indicated by [***] has been omitted from this filing.